                                                                     Exhibit 2.1

                                                                  EXECUTION COPY















================================================================================

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG


                           ROYAL CROWN COMPANY, INC.,

                                COTT CORPORATION

                                       AND

                                  BCB USA CORP.



                           Dated as of June 13, 2001

================================================================================


                                TABLE OF CONTENTS

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Article I      PURCHASE AND SALE OF ASSETS.................................   1

      1.1      Purchase and Sale of Assets.................................   1

      1.2      Excluded Assets.............................................   5

      1.3      Assumption of Liabilities...................................   7

Article II     PAYMENT TO SELLER...........................................   8

      2.1      Consideration for the Assets................................   8

      2.2      Allocation of the Purchase Price............................   8

      2.3      Adjustment to Purchase Price................................   9

      2.4      Apportionments for the Owned Real Property..................  10

Article III    THE CLOSING.................................................  11

      3.1      Closing.....................................................  11

      3.2      Delivery of Items by Seller.................................  11

      3.3      Delivery of Items by Buyers.................................  13

      3.4      Conditions to the Obligations of Buyers to Close............  14

      3.5      Conditions to the Obligations of Seller to Close............  15

      3.6      Effect of Closing...........................................  16

Article IV     GENERAL REPRESENTATIONS AND WARRANTIES OF SELLER............  16

      4.1      Organization; Powers and Execution..........................  16

      4.2      Breach of Statute...........................................  16

      4.3      Litigation..................................................  17

      4.4      Taxes.......................................................  17

      4.5      Brokers.....................................................  17

      4.6      Certain Inventory...........................................  17

      4.7      Foreign Corrupt Practices Act...............................  17

      4.8      Employee Information........................................  17

      4.9      Disclosure Schedule.........................................  18

      4.10     EXCLUSIVITY OF REPRESENTATIONS..............................  18

Article V      REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT
               TO THE RC INTERNATIONAL BUSINESS............................  18

      5.1      Good Standing of Seller; Powers.............................  18

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                                TABLE OF CONTENTS
                                  (continued)

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      5.2      Breach of RC International Material Assumed Contracts.......  19

      5.3      RC International Litigation.................................  19

      5.4      RC International Legal Compliance...........................  19

      5.5      RC International Financial Statements.......................  19

      5.6      Title to, Condition of and Location of the
               RC International Assets.....................................  19

      5.7      RC International Material Assumed Contracts.................  20

      5.8      RC International Intellectual Property......................  20

      5.9      RC International Inventory..................................  21

      5.10     RC International Accounts Receivable........................  21

      5.11     RC International Labor Matters..............................  21

      5.12     RC International Customers..................................  22

      5.13     RC International Employee Plans.............................  22

      5.14     RC International Insurance..................................  22

Article VI     REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT
               TO THE COTT BUSINESS........................................  23

      6.1      Good Standing of Seller; Powers.............................  23

      6.2      Breach of Cott Material Assumed Contracts...................  23

      6.3      Cott Litigation.............................................  23

      6.4      Cott Legal Compliance.......................................  23

      6.5      Material Changes............................................  23

      6.6      Title to, Condition of and Location of the Cott Assets......  23

      6.7      Cott Material Assumed Contracts.............................  24

      6.8      Cott Intellectual Property..................................  24

      6.9      Cott Inventory..............................................  25

      6.10     Cott Accounts Receivable....................................  25

      6.11     Cott Labor Matters..........................................  25

      6.12     Cott Employee Plans.........................................  26

      6.13     Cott Insurance..............................................  26

      6.14     Owned Real Property.........................................  26

      6.15     Environmental Matters.......................................  27



                                       ii

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                                TABLE OF CONTENTS
                                  (continued)

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                                                                           ----
Article VII    REPRESENTATIONS AND WARRANTIES OF BUYERS....................  28

      7.1      Organization and Good Standing of Buyers....................  28

      7.2      Powers; Execution...........................................  28

      7.3      Breach of Statute or Contract...............................  28

      7.4      No Litigation...............................................  28

      7.5      Financial Ability...........................................  28

      7.6      Breaches....................................................  28

      7.7      Brokers.....................................................  29

Article VIII   INDEMNITIES.................................................  29

      8.1      Survival....................................................  29

      8.2      General Indemnification by Seller...........................  29

      8.3      General Indemnification by Cott.............................  31

      8.4      Method of Asserting Claims..................................  32

      8.5      Exclusive Remedies..........................................  34

      8.6      Certain Adjustments.........................................  34

Article IX     COVENANTS PENDING CLOSING...................................  35

      9.1      Access to Information.......................................  35

      9.2      Conduct of Business Pending Closing.........................  36

      9.3      Reasonable Best Efforts.....................................  37

      9.4      Public Announcements........................................  38

      9.5      Buyers......................................................  38

      9.6      Remediation Agreement.......................................  38

Article X      TERMINATION.................................................  38

      10.1     Termination.................................................  38

      10.2     Effect of Termination.......................................  39

Article XI     FURTHER COVENANTS...........................................  39

      11.1     Confidentiality.............................................  39

      *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]
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                                TABLE OF CONTENTS
                                  (continued)

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      11.6     Employees...................................................  47

      11.7     Mail and Other Communications...............................  48

      11.8     Further Action..............................................  48

      11.9     Expenses and Finder's Fees..................................  49

      11.10    Accounts Receivable.........................................  50

      11.11    Bulk Sales Laws.............................................  50

               *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]

Article XII    GENERAL.....................................................  50

      12.1     Certain Defined Terms.......................................  50

      12.2     Waiver......................................................  60

      12.3     Notices.....................................................  61

      12.4     No Third Party Beneficiaries................................  61

      12.5     Headings....................................................  61

      12.6     Entire Agreement............................................  62

      12.7     Severability................................................  62

      12.8     Assignability...............................................  62

      12.9     Successors and Assigns......................................  63

      12.10    Governing Law...............................................  63

      12.11    Counterparts................................................  63

      12.12    Consent to Jurisdiction.....................................  63


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

                                LIST OF SCHEDULES

Schedule 1.1(a)(i)(A)        RC International Marks
Schedule 1.1(a)(i)(C)        RC International Websites
Schedule 1.1(a)(i)(D)        RC International Customer List
Schedule 1.1(a)(iv)          RC International Office Equipment
Schedule 1.1(a)(v)           RC International Assumed Contracts
Schedule 1.1(b)(i)(A)        Cott Marks
Schedule 1.1(b)(i)(B)        Cott US Formulas
Schedule 1.1(b)(iv)          Cott Equipment
Schedule 1.1(b)(v)           Cott Assumed Contracts
Schedule 1.1(b)(vii)         Description of Owned Real Property
Schedule 1.1(b)(viii)        Cott Financial Information
Schedule 1.2(f)              RC Domestic Formulas
Schedule 2.3(a)              Working Capital Calculation
Schedule 2.3(b)              Valuation Methods
Schedule 3.3(l)              Agreements Subject to Joinder
Schedule 4.2(c)              Consents of Governmental Authorities
Schedule 4.8                 Transferred Employees
Schedule 5.2                 Conflicts with RC International Material
                               Assumed Contracts
Schedule 5.3                 RC International Litigation
Schedule 5.5(a)              Division Performance Statement
Schedule 5.6(a)              Exceptions to Title to RC International Assets
Schedule 5.7                 RC International Material Assumed Contracts
Schedule 5.8                 RC International Intellectual Property
Schedule 5.11(b)             RC International Labor Matters
Schedule 5.12                RC International Customers
Schedule 5.13(a)             RC International Employee Plans
Schedule 5.13(c)             RC International Multiemployer Plans
Schedule 6.2                 Conflicts with Cott Material Assumed Contracts
Schedule 6.3                 Cott Litigation
Schedule 6.6(a)              Exceptions to Title to Cott Assets
Schedule 6.7                 Cott Material Assumed Contracts
Schedule 6.11(b)             Cott Labor Matters
Schedule 6.12(a)             Cott Employee Plans
Schedule 6.12(c)             Cott Multiemployer Plans
Schedule 6.14(c)             Condition of Owned Real Property
Schedule 6.15                Environmental Matters
Schedule 9.2                 Conduct of Business Pending Closing
Schedule 11.3(a)             Permitted Branded Carbonated Soft Drinks
Schedule 12.1                Permitted Encumbrances

                                LIST OF EXHIBITS

Exhibit A                 Bill of Sale
Exhibit B                 Assumption Agreement
Exhibit C                 Trademark Assignment
Exhibit D                 Copyright Assignment
Exhibit E                 Termination Agreement
Exhibit F                 Transitional Services Agreement
Exhibit G                 Settlement Termination Agreement
Exhibit H                 Guaranty
Exhibit I                 Remediation Agreement Summary

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of June 13, 2001, by and among Royal Crown Company, Inc., a Delaware corporation ("Seller"), and Cott Corporation, a Canada corporation ("Cott") and BCB USA Corp., a Georgia corporation ("BCB").

     WHEREAS, Seller is in the business of (i) manufacturing and selling certain concentrates, and emulsions used in the production of concentrates, which are used in the manufacturing, marketing and selling in the Territory (as hereinafter defined) of certain carbonated beverages under either the RC International Current Marks (as hereinafter defined) or other bottler brand marks and (ii) marketing certain carbonated beverages under the RC International Current Marks (collectively, the "RC International Business");

     WHEREAS, Seller is in the business of developing exclusively for, and manufacturing and selling exclusively to, the Cott Group certain concentrates, and emulsions used in the production of concentrates, which are used in the production of Cott Products (as hereinafter defined) and providing quality control services, including technical support, pursuant to the Cott Agreement (as hereinafter defined) (the "Cott Business");

     WHEREAS, Buyers desire to purchase from Seller and Seller desires to sell to Buyers certain assets used in connection with the RC International Business and certain assets used in connection with the Cott Business, which assets are all further described below which include, in the case of the Cott Business, without limitation, the Owned Real Property, and Seller desires to transfer to Buyers and Buyers desire to assume from Seller certain liabilities in connection with such assets, all upon the terms and conditions set forth in this Agreement;

     WHEREAS, Buyers desire to purchase from Seller and Seller desires to sell to Buyers the Cott Marks (as hereinafter defined), upon the terms and conditions set forth in this Agreement; and

     WHEREAS, capitalized terms used herein shall have the respective meanings set forth in Section 12.1.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, Seller and Buyers hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

     1.1 PURCHASE AND SALE OF ASSETS. On the terms and subject to the conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign, grant and deliver to Buyers, and Buyers shall purchase, acquire and accept from Seller at the Closing, Seller's right, title and interest in and to the following specifically identified assets of Seller (collectively, the "Assets"), free and clear of all liabilities, obligations, pledges, security interests, options, rights of first refusal, rights of first offer, liens, claims, encumbrances or charges of any nature (collectively, "Encumbrances") other than Permitted Encumbrances:

     (a) RC International Assets. (All items described in this Section 1.1(a), collectively, the "RC International Assets").

          (i) Intellectual Property. (All items described in this Section 1.1(a)(i), collectively, the "RC International Intellectual Property").

               (A) The trademarks, trademark rights, trade dress, service marks, service mark rights, brand names, trade names and trade name rights, service names and service name rights, business and product names currently used in the RC International Business marked with an "*" on
          Schedule 1.1(a)(i)(A) and all bottle designs and molds therefor currently used or developed exclusively in the RC International Business (collectively, the "RC International Current Marks"), all goodwill relating to the RC International Current Marks, all pending applications for and registrations of any of the RC International Current Marks and the right to sue for past infringement or payment, if any, in connection with the RC International Current Marks;

               (B) The trademarks, trademark rights, trade dress, service marks, service mark rights, brand names, trade names and trade name rights, service names and service name rights not marked with an "*" on
          Schedule 1.1(a)(i)(A) (collectively, the "RC International Additional Marks" and, with the RC International Current Marks, the "RC International Marks"), all goodwill relating to the RC International Additional Marks, all pending applications for and registrations of any of the RC International Additional Marks and the right to sue for past infringement or payment, if any, in connection with the RC International Additional Marks;

               (C) Those copyrightable materials (excluding the domain name "rccola.com") contained on the websites set forth on Schedule 1.1(a)(i)(C) (the "Websites") and the personal data collected from the Websites, in each case which relate solely and exclusively to the RC International Business;

               (D) A list of all current distributors, customers, bottlers, franchisees, licensees and brokers of the RC International Business as set forth on Schedule 1.1(a)(i)(D), which shall be delivered in print, magnetic medium or computer form, including names, addresses and account details, as Seller and Cott shall agree;

               (E) (i) All copyrightable materials, articles, typographical arrangements, photographs, coupons and other printed materials used solely in connection with the RC International Business and (ii) all copyrights in and to the RC International Marks (the "RC International Copyrights"), all pending applications for and registrations of any RC International Copyrights and the right to sue for past infringement or payment, if any, in connection with the RC International Copyrights; and

               (F) *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]



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

          (ii) Licenses and Permits. To the extent transferable and assignable, all rights of Seller in and to permits, licenses, approvals and authorizations by or of Governmental Authorities relating solely to the RC International Business.

          (iii) Inventories and Supplies.

               (A) All finished inventory of RC International Branded Concentrates and RC International Non-Branded Concentrates exclusively related to the RC International Business in the possession or control of Seller wherever located;

               (B) All labels, coupons, sales solicitation materials, promotional materials and items, marketing materials, sales kits, promotional publications, circulars, promotional lists, prospect lists, direct mail materials and stationery, and all disks and other media on which the foregoing are stored, in each case relating solely to the RC International Business and in the possession or control of Seller or its Affiliates or its manufacturers, agents or vendors;

               (C) All raw materials, work in process and packaging materials, in each case relating solely to the RC International Business and in the possession or control of Seller wherever located; and

               (D) 14% of all Common Inventory.

          (iv) Office Equipment. The office equipment (excluding Information Technology) located at the RC International Business's office in Ft. Lauderdale, Florida, and used solely and exclusively in the RC International Business as set forth on Schedule 1.1(a)(iv).

          (v) Assumed Contracts. All of Seller's right, title, and interest in and to the Contracts listed on Schedule 1.1(a)(v) and all other Contracts to which Seller is a party or by which Seller or the RC International Assets are bound that relate solely to the RC International Business (exclusive of those which relate to the supply of materials for the production of concentrates or emulsions by Seller) (collectively, the "RC International Assumed Contracts"), in each case, to the extent such RC International Assumed Contract is in effect as of the Closing, subject to the provisions of Section 1.3(d).

          (vi) Accounts Receivable. All accounts receivable arising in the conduct of the RC International Business outstanding as of the Closing which are of the nature of the categories set forth in Schedule 2.3(a) (collectively, the "RC International Accounts Receivable").

          (vii) Accounting Information. An electronic file in such format as is mutually acceptable to Seller and Cott which contains all reasonably appropriate financial account balances to the extent that they relate to the RC International Business which are reflected in the general ledger of the RC International Business and other accounting books and records of Seller, as well as all other books and records in the possession or under the control of Seller, in each case, to the extent that they relate to the RC International Business.

          (viii) Memorabilia. All memorabilia materials of any nature (including artwork, paintings, signs, plaques, prints, posters and statues) relating solely to the RC International Business located at the Owned Real Property or the RC International Business's office in Ft. Lauderdale, Florida.

     (b) Cott Assets. (All items described in this Section 1.1(b), collectively, the "Cott Assets").

          (i) Intellectual Property. (All items described in this Section 1.1(b)(i), collectively, the "Cott Intellectual Property").

               (A) The trademarks, trademark rights, trade dress, service marks, service mark rights, brand names, trade names and trade name rights, service names and service name rights, business and product names set forth on Schedule 1.1(b)(i)(A) (collectively, the "Cott Marks"), all goodwill relating to the Cott Marks, all pending applications for and registrations of any of the Cott Marks and the right to sue for past infringement or payment, if any, in connection with the Cott Marks; and

               (B) (i) The formulas used in the production of the Cott Current Concentrates (the "Cott Current Formulas") and (ii) the formulas currently in Seller's possession or under its control and (x) developed for use solely pursuant to the Cott Agreement to which Seller has title to pursuant to the terms of the Cott Agreement or (y) developed by either Seller or Cott or by Seller and Cott, jointly, prior to the date of the Cott Agreement for use solely in the Cott Business to which Seller or Seller and Cott, jointly, has title to (the "Cott Additional Formulas") and (iii) the formulas set forth in
          Schedule 1.1(b)(i)(B) (the "Cott US Formulas," and, together with the Cott Current Formulas and the Cott Additional Formulas, the "Cott Formulas") together, in the case of (i), (ii) and (iii) above, with all inventions (whether patentable or not), processes, specifications, technologies, methodologies, technical, manufacturing or engineering information or other proprietary information and know-how exclusively related thereto (collectively, the "Cott Formula Information").

          (ii) Licenses and Permits. To the extent transferable and assignable, all rights of Seller in and to permits, licenses, approvals and authorizations by or of Governmental Authorities relating solely to the Cott Business or the Owned Real Property.

          (iii) Inventories and Supplies.

               (A) All finished inventory of Cott Current Concentrates in the possession or under the control of Seller wherever located;

               (B) All raw and packaging materials and work in process relating solely to the Cott Business and in the possession or under the control of Seller; and

               (C) 56% of the Common Inventory (in addition to the percentage of the Common Inventory set forth in Section 1.1(a)(iii)(D) above).

          (iv) Equipment. All equipment located at the Owned Real Property as set forth on Schedule 1.1(b)(iv), together with all manufacturing supplies, parts and accessories related thereto at the Owned Real Property.

          (v) Assumed Contracts. All of Seller's right, title, and interest in and to (A) the Lutheran License and the Contracts listed on Schedule 1.1(b)(v) and (B) all other Contracts to which Seller is a party or by which Seller or the Cott Assets are bound that relate solely to the Owned Real Property (collectively, the "Cott Assumed Contracts"), in each case, to the extent such Cott Assumed Contract is in effect as of the Closing, subject to the provisions of Section 1.3(d).

          (vi) Accounts Receivable. All accounts receivable arising in connection with the Cott Business outstanding as of the Closing other than under the Cott Agreement (collectively, the "Cott Accounts Receivable").

          (vii) Real Property. All of Seller's right, title and interest in and to the Real Property located in the City of Columbus, Muscogee County, Georgia and more fully described on Schedule 1.1(b)(vii) (the "Owned Real Property").

          (viii) Information. The financial information with respect to the Cott Business set forth in Schedule 1.1(b)(viii) and all other books and records in the possession or under the control of Seller to the extent that they relate to the Owned Real Property.

No later than fifteen (15) Business Days immediately following the Closing Date,
(i) all tangible property constituting Assets, including, without limitation, books and records that are in the possession or under the control of Seller or its Affiliates at a location other than the Owned Real Property or at the RC International Business's office in Ft. Lauderdale shall be delivered by Seller or its Affiliates, at Seller's sole cost and expense, to Cott at the Owned Real Property or, at Cott's sole cost and expense, any location other than the Owned Real Property, and (ii) Seller shall notify in writing each of its manufacturers, agents and vendors who have possession of any tangible property constituting Assets that such tangible property has been purchased by the applicable Buyer.

     1.2 EXCLUDED ASSETS. All assets of Seller or its Affiliates not specifically identified above, whether or not used in connection with the RC International Business or the Cott Business, are not included in the Assets and shall be retained by Seller or its Affiliates (the "Excluded Assets") which shall include, without limitation:

     (a) Cash and Cash Equivalents. Cash and cash equivalents, including all bank accounts (provided that all cash assets solely related to the RC International Business or the Cott Business that come into the possession of Seller or any of its Affiliates after the Closing and that relate to events after the Closing or that are proceeds of payment of RC International Accounts Receivable or Cott Accounts Receivable shall constitute Assets and shall promptly be turned over to Cott).

     (b) Contracts. All of Seller's or its Affiliate's right, title and interest in and to any Contract other than an Assumed Contract, including, without limitation, the Cott Agreement (including all amounts due thereunder), the Fort Lauderdale Lease, Contracts relating to the supply of materials for the production of concentrates or emulsions by Seller and Contracts relating solely to the RC Domestic Business.

     (c) Website Data. All of Seller's or its Affiliates' right, title and interest in and to personal data collected from the Websites other than as specified in Section 1.1(a)(i)(C).

     (d) Inventory.

          (i) All finished concentrates not constituting RC International Branded Concentrates or RC International Non-Branded Concentrates, in each case as specified in Section 1.1(a)(iii)(A), or Cott Current Concentrates and all raw materials, work in process, manufacturing supplies, parts, packaging materials and other accessories related thereto, in each case used or held for use by or on behalf of Seller solely in connection with the RC Domestic Business, in any case, wherever located.

          (ii) 30% of the Common Inventory.

     (e) Information Technology. Except as set forth on Schedule 1.1(a)(iv) or
Schedule 1.1(b)(iv), all of Seller's and its Affiliates' rights in any and all licensed or proprietary telephone systems, computer software, firmware, middleware, programs, development tools, data, databases and data collections, applications and files (in whatever form or medium) including all source and object code relating thereto, all computer hardware, including, without limitation, all cables, connectors, power supply units and peripheral devices (including all servers, printers, scanners) used in connection therewith and all documentation relating to any of the foregoing, however used, including, without limitation, in payroll, accounting, billing/receivables, purchasing/payables, inventory, asset tracking, customer service, human resources or e-mail systems and, in each case, whether or not used in the RC International Business or the Cott Business (collectively, "Information Technology").

     (f) Intellectual Property. The formulas currently in commercial use in the RC Domestic Business (the "RC Domestic Formulas"), whether or not also used in the RC International Business (but, if used in the RC International Business, subject to Section 11.3(e)), and the formulas developed for the RC Domestic Business, with such formulas and the RC Domestic Formulas to include, without limitation, those set forth on Schedule 1.2(f), or any other business of Seller or any of its Affiliates together with all inventions (whether patentable or not), processes, specifications, technologies, methodologies, technical, manufacturing or engineering information or other proprietary information and know-how, in each case, exclusively related thereto (such inventions and other such processes and information solely with respect to the RC Domestic Formulas being, collectively, the "RC Domestic Formula Information").

     (g) Memorabilia. All memorabilia materials of any nature (including artwork, paintings, signs, plaques, prints, posters and statues) relating to the RC Domestic Business or any other business of Seller or its Affiliates wherever located, including, without limitation, those at the Owned Real Property or the RC International Business's office in Ft. Lauderdale, Florida.

     (h) Agreement. All of Seller's right, title and interest in and to this Agreement.

     1.3 ASSUMPTION OF LIABILITIES.

     (a) On the terms and subject to the conditions of this Agreement, each applicable Buyer shall assume and discharge (i) the obligation for performance due by Seller after the Closing Date under the applicable Assumed Contracts (other than with respect to any breach thereof caused by any act or failure to act by Seller or any predecessor in interest of Seller prior to or on the Closing Date), (ii) any and all obligations, including, without limitation, all accounts payable, accrued liabilities and other amounts payable to third parties, related to or arising out of the RC International Business or the Cott Business and incurred in the ordinary course of business, outstanding as of the Closing Date or arising thereafter, but, solely, with respect to any of the foregoing items described in this clause (ii) outstanding as of the Closing Date, of the nature of the categories set forth in Schedule 2.3(a); provided, however, that, except as provided in Section 11.9, none of the Buyers shall be liable for any Taxes of Seller which accrued with respect to any time period on or prior to the Closing Date or income Taxes that arise from the transactions contemplated hereby and (iii) any and all liabilities or obligations of the Buyers arising out of, related to or on account of their use of the Assets after the Closing Date (collectively, the "Assumed Liabilities").

     (b) Except as expressly provided in Section 1.3(a), Section 11.6 and
Section 11.9, Buyers assume no liabilities or obligations relating to the RC International Business, the Cott Business or the Assets. Except for the Assumed Liabilities, Buyers shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall not have liability for, any other liabilities or obligations of Seller or any of its Affiliates of any kind, character or description whatsoever, including, without limitation, any liabilities for Taxes related to or arising out of the RC International Business or the Cott Business accruing with respect to any time period occurring on or prior to the Closing Date (the "Retained Liabilities"). Seller or its Affiliates shall discharge in a timely manner all of the Retained Liabilities, provided, however, that Seller or its Affiliates shall have the ability to contest, in good faith, any such claim or liability asserted in respect thereof by any Person other than Buyers or their Affiliates (exclusive of disputes with respect to Retained Liabilities arising out of transactions between Seller and any Buyer or its Affiliates other than those contemplated by this Agreement), so long as such party's contest of any such claim does not result in an Encumbrance against Buyers or their Affiliates or any of their respective assets and properties; provided, further, that Buyers' agreement to permit Seller to exercise the rights described in the foregoing proviso does not constitute an acknowledgement by Buyers that any such claims are not indemnifiable claims subject to Article VIII hereof.

     (c) For greater certainty, none of the representations and warranties of Seller contained in this Agreement shall be referred to in any way to determine what constitutes a Retained Liability or to limit the rights of any Buyer or the rights or obligations of Seller contained in this Agreement in connection with the Retained Liabilities.

     (d) Notwithstanding anything to the contrary contained herein, neither this Agreement nor any other agreement referenced herein shall constitute an assignment of any Contract or right or benefit arising thereunder included in the Assets if such assignment would constitute a breach thereunder. In the event that Seller does not obtain any consent or waiver for the transfer of any Assumed Contract to the applicable Buyer (to the extent required by the terms of any such Assumed Contract) prior to the Closing, Seller shall hold such Assumed Contract in trust for and for the benefit of such Buyer. Seller and Cott shall continue to use their respective reasonable best efforts to obtain such consent or waiver and shall use their respective reasonable best efforts after the Closing to keep such Assumed Contract in effect for the benefit of the appropriate Buyer until such consent or waiver is obtained, including enforcement by Seller of such Assumed Contract, at the cost and for the account of Cott, of any and all rights of Seller against any other party to such Assumed Contract arising out of the breach, nonfulfillment or cancellation thereof by such other party or otherwise for the benefit of the applicable Buyer.

                                   ARTICLE II

                                PAYMENT TO SELLER

     2.1 CONSIDERATION FOR THE ASSETS. On the terms and subject to the conditions of this Agreement, in consideration of the sale, conveyance, transfer, assignment, grant and delivery of the Assets to Buyers, Cott shall pay to Seller the sum of Ninety-Four Million Dollars ($94,000,000) (the "Purchase Price"). The Purchase Price shall be paid and delivered to Seller at the Closing by wire transfer of immediately available funds to the account designated by Seller to Cott in writing at least two (2) Business Days prior to the Closing.

     2.2 ALLOCATION OF THE PURCHASE PRICE. The Purchase Price, plus the amount of Assumed Liabilities required to be included in consideration received pursuant to Section 1060 of the Code, shall be allocated for all purposes (including, without limitation, Tax purposes) in accordance with the requirements of Section 1060 of the Code. The allocation of the Purchase Price shall be as mutually agreed in writing between Cott and Seller no later than five (5) Business Days prior to the Closing (the "Allocation Schedule"). Seller and Cott recognize that the Purchase Price does not include the Assumed Liabilities required to be treated as purchase consideration for U.S. federal income tax purposes and that Cott will allocate such Assumed Liabilities appropriately and shall advise Seller of such allocation and the Allocation Schedule shall be revised accordingly. The Allocation Schedule shall be subject to adjustment as provided in Sections 2.3 and 2.4 below. Seller and Buyers agree
(i) to act in accordance with the computations and allocations contained in the Allocation Schedule (including Cott's allocation of Assumed Liabilities and any modifications thereto reflecting any post-closing adjustments) in all appropriate Tax forms for the tax year in which the Closing occurs and (ii) not to take a position on any Tax return before any Governmental Authority charged with the collection of any Tax or in any judicial proceeding that is in any manner inconsistent with the terms of any such allocation (including Cott's allocation of Assumed Liabilities and any modifications thereto reflecting any post-closing adjustments) without the consent of Cott, in the case of Seller, and Seller, in the case of any Buyer. In the event that any Taxing authority disputes the allocation as indicated on the Allocation Schedule (including Cott's allocation of Assumed Liabilities and any modifications thereto reflecting any post-closing adjustments), the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolutions of the dispute.

     2.3 ADJUSTMENT TO PURCHASE PRICE.

     (a) No later than sixty (60) calendar days following the Closing, Seller shall prepare and deliver to Cott a statement, certified by Seller's Chief Financial Officer, of the working capital of the RC International Business and the Cott Business, being Inventory, RC International Accounts Receivable and Cott Accounts Receivable net of (i) payables, (ii) accrued liabilities and (iii) other liabilities, which, in the case of (i), (ii) and (iii) are of the nature of the categories set forth in Schedule 2.3(a), and which are related to or arise out of the RC International Business or the Cott Business (the "Working Capital"), as of the close of business on the Closing Date (the "Initial Working Capital Statement"), which shall set forth in detail the amounts underlying Seller's determination of the dollar value of the Working Capital. For purposes of this Section 2.3, the value of the components comprising Working Capital shall be determined as set forth in the notes to Schedule 2.3(a) and as set forth in Schedule 2.3(b).

     (b) Cott shall notify Seller in writing (the "Notice of Disagreement") within thirty (30) days after receiving the Initial Working Capital Statement if Cott disagrees with Seller's calculation of the value of the Working Capital as of the close of business on the Closing Date which Notice of Disagreement shall set forth in reasonable detail the basis for such dispute and the U.S. dollar amounts involved and Cott's good faith estimate of the value of the Working Capital as of the close of business on the Closing Date. If Cott does not deliver a Notice of Disagreement to Seller within such thirty-day period, then the Initial Working Capital Statement shall be deemed to have been accepted by Buyers, shall become final and binding upon the parties and shall be the "Final Working Capital Statement."

     (c) During the fifteen (15) Business Days immediately following the delivery of a Notice of Disagreement, Seller and Cott shall seek in good faith to resolve any differences that they may have with respect to any matter specified in the Notice of Disagreement. If at the end of such fifteen (15) Business Day period Seller and Cott have been unable to agree upon the valuation of the Working Capital, then Seller and Cott shall submit to the Independent Accounting Firm for review and resolution any and all matters that remain in dispute with respect to the Notice of Disagreement. Cott and Seller shall use their reasonable efforts to cause the Independent Accounting Firm to use commercially practicable efforts to make a final determination (which determination shall be binding on the parties hereto) of the value of the Working Capital as of the close of business on the Closing Date within fifteen
(15) Business Days from such submission, and such final determination shall be the "Final Working Capital Statement." The cost of the Independent Accounting Firm's review and determination shall be split equally between Seller and Cott. During the fifteen (15) Business Day review by the Independent Accounting Firm, Cott and Seller will each make available to the Independent Accounting Firm interviews with such individuals and such information, books and records as may be reasonably required by the Independent Accounting Firm to make its final determination.

     (d) If the value of the Working Capital as of the close of business on the Closing Date (as set forth in the Final Working Capital Statement) is less than $8.7 million, Seller shall pay to Cott the amount of such shortfall plus interest at the Agreed Rate calculated from the Closing Date to the date of payment as provided in this Section 2.3. If the value of the Working Capital as of the close of business on the Closing Date (as set forth in the Final Working Capital Statement) is greater than $8.7 million, Cott shall pay to Seller the amount of such surplus plus interest at the Agreed Rate calculated from the Closing Date to the date of payment as provided in this Section 2.3. Within five
(5) Business Days after the Final Working Capital Statement becomes final and binding on the parties hereto, Cott or Seller, as applicable, shall pay to the other the amounts provided by this Section 2.3(d). The allocation set forth on the Allocation Schedule shall be adjusted to reflect any payments made pursuant to this Section 2.3.

     (e) Any payment due to either Seller or Cott hereunder shall be paid as soon as practicable on the day when due in U.S. dollars by wire transfer in immediately available funds. All computations of interest shall be made assuming an annual rate of 8% (the "Agreed Rate") on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment hereunder shall fall on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

     2.4 APPORTIONMENTS FOR THE OWNED REAL PROPERTY.

     (a) The following are to be apportioned between Seller and the applicable Buyer with respect to the Owned Real Property as of the Closing Date as set forth below:

          (i) Real estate Taxes and assessments on the basis of the fiscal year for which assessed;

          (ii) Water and sewer charges on the basis of the fiscal year for which assessed, unless the meters are read on the Closing Date;

          (iii) Utilities, including, without limitation, telephone, electricity (and any sales Tax thereon) and gas, on the basis of the most recently issued bills therefor; unless the meters are read on the Closing Date;

          (iv) Fees for governmental permits to the extent actually transferred; and

          (v) Fuel (including any sales Tax thereon), based on a reading and the current price therefor; and

          (vi) Any other adjustments that are customarily made in the transfer of real property.

All of the foregoing fees and assessments that relate to the period ending on the Closing Date shall be apportioned to Seller. All of the foregoing fees and assessments that relate to the period beginning after the Closing Date shall be apportioned to the applicable Buyer. Cott shall reimburse Seller for any payments made by Seller in respect of any of the foregoing fees and assessments for the period beginning after the Closing Date.

     (b) Except as otherwise provided in this Agreement, the apportionments made pursuant to this Section 2.4 shall be made in accordance with the customs in respect to title closings in the jurisdiction where the Owned Real Property is located.

     (c) Any errors in calculations or apportionments made pursuant to this
Section 2.4 shall be corrected or adjusted as soon as practicable after the Closing.

     (d) If the Closing shall occur before the Tax rate is fixed, the apportionment of real estate Taxes made pursuant to this Section 2.4 shall be upon the basis of the Tax rate for the next preceding year applied to the latest assessed valuation, subject to further and final adjustment when the Tax rate is fixed for the year in which the Closing takes place.

     (e) The allocation set forth on the Allocation Schedule shall be adjusted to reflect all allocations made pursuant to this Section 2.4.

                                   ARTICLE III

                                   THE CLOSING

     3.1 CLOSING. The closing of the purchase and sale of the Assets hereunder (the "Closing") shall take place on such date as the parties shall agree (the "Closing Date"), but in no event later than the date specified in Section 10.1(b). The Closing shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178. The Closing shall be effective as of the close of business on the Closing Date.

     3.2 DELIVERY OF ITEMS BY SELLER. Seller shall deliver to Buyers at the Closing the items listed below:

     (a) a copy, certified by the Secretary of Seller, of resolutions duly adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein, and a certificate of incumbency for the officers of Seller executing this Agreement and any Ancillary Agreement, duly certified by the Secretary of Seller;

     (b) (i) a certificate, duly executed by an authorized officer of Seller, certifying that (A) all representations and warranties of Seller under this Agreement are true and correct in all material respects as of the Closing, except that representations and warranties made as of a specific date need only be true as of such specified date and (B) all covenants and agreements of Seller required to be performed prior to the Closing under this Agreement have been performed in all material respects and (ii) a current Certificate of Good Standing of Seller issued by the Delaware Secretary of State;

     (c) a Bill of Sale and Assignment (the "Bill of Sale") for the Assets, duly executed by Seller, in the form attached hereto as Exhibit A;

     (d) an Assumption Agreement (the "Assumption Agreement") for the Assumed Liabilities, duly executed by Seller, in the form attached hereto as Exhibit B;

     (e) a Trademark Assignment (the "Trademark Assignment") for the Marks, duly executed by Seller, in the form attached hereto as Exhibit C, together with an original of the Trademark Assignment transferring the Cott Marks to Seller;

     (f) a Copyright Assignment (the "Copyright Assignment") for the RC International Copyrights, duly executed by Seller, in the form attached hereto as Exhibit D;

     (g) a Termination Agreement (the "Termination Agreement") terminating the Cott Agreement, duly executed by Seller, in the form attached hereto as Exhibit E, together with a payment by wire transfer from Seller to Cott as settlement of all payments due Cott under the Cott Agreement;

     (h) a Limited Warranty Deed (the "Deed") for the Owned Real Property, duly executed by Seller, in a form reasonably acceptable to Seller and Cott;

     (i) a properly executed and completed certification from Seller as to Seller's non-foreign status under Section 1.1445-2(b) of the Code (the "FIRPTA Certificate");

     (j) a Transitional Services Agreement (the "Transitional Services Agreement") for the supply of concentrates, raw materials and other services, duly executed by Seller, in the form attached hereto as Exhibit F; and

     (k) an opinion of Morgan Lewis & Bockius LLP, on such matters, excluding title and conveyance of title matters, as is reasonably acceptable to counsels for Seller and Cott;

     (l) a Settlement Termination Agreement (the "Settlement Termination Agreement") with respect to the Cott Settlement Agreement, duly executed by Seller and CBI Holdings, Inc., in the form attached hereto as Exhibit G;

     (m) a License Assignment Agreement (the "License Assignment Agreement") assigning the Cott USA Trademark License Agreement to the applicable Buyer, duly executed by Seller or its applicable Affiliate, in a form reasonably acceptable to Seller and Cott;

     (n) a Guaranty (the "Guaranty"), in the form attached hereto as Exhibit H, duly executed by Dr Pepper/Seven Up, Inc.;

     (o) a License Agreement (the "License Agreement"), granting the applicable Buyer a perpetual, royalty-free license, freely assignable in connection with a sale of the RC International Business, with respect to all copyrightable materials, articles, typographical arrangements, photographs, coupons and other printed materials used in connection with both the RC International Business and the RC Domestic Business (whether contained on the Websites or otherwise), in a form reasonably acceptable to Seller and Cott, and duly executed by Seller or its applicable Affiliate; and

     (p) such other documents and instruments as Cott and its counsel may reasonably request.

     3.3 DELIVERY OF ITEMS BY BUYERS. Buyers shall deliver to Seller at the Closing the items listed below:

     (a) a copy, certified by the Secretary of each Buyer, of resolutions duly adopted by the Board of Directors of such Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein, and a certificate of incumbency for the officers of each Buyer executing this Agreement and any Ancillary Agreement, duly certified by the Secretary of such Buyer;

     (b) (i) a certificate, duly executed by an authorized officer of each Buyer, certifying that (A) all representations and warranties of such Buyer under this Agreement are true and correct in all material respects as of the Closing, except that representations and warranties made as of a specific date need only be true as of such specified date and (B) all covenants and agreements of such Buyer required to be performed prior to the Closing under this Agreement have been performed in all material respects and (ii) a current Certificate of Good Standing of such Buyer issued by the jurisdiction of its organization;

     (c) the Assumption Agreement, duly executed by the appropriate Buyer;

     (d) the Trademark Assignment, duly executed by the appropriate Buyer;

     (e) the Copyright Assignment, duly executed by the appropriate Buyer;

     (f) the Termination Agreement, duly executed by Cott, together with a payment by wire transfer from Cott to Seller as settlement of all outstanding payments due Seller under the Cott Agreement;

     (g) the Deed, duly executed by the appropriate Buyer, if required;

     (h) the Transitional Services Agreement, duly executed by the appropriate Buyer;

     (i) opinions by each of Goodmans LLP and Drinker Biddle & Reath LLP, on such matters as are reasonably acceptable to each such counsel, respectively, and counsel to Seller;

     (j) the Settlement Termination Agreement, duly executed by Cott and BCB USA Corp. (f/k/a Cott Beverages USA, Inc.);

     (k) the License Assignment Agreement, duly executed by the applicable
Buyer;

     (l) joinder agreements (collectively, the "Joinder Agreements"), in such form as are reasonably acceptable to Seller and Cott, to the agreements listed on Schedule 3.3(l), duly executed by the appropriate Buyer;

     (m) the License Agreement, duly executed by the applicable Buyer;

     (n) a wire transfer of immediately available funds to Seller constituting payment of the Purchase Price; and

     (o) such other documents and instruments as Seller and its counsel may reasonably request.

     3.4 CONDITIONS TO THE OBLIGATIONS OF BUYERS TO CLOSE. The obligations of Buyers to close hereunder shall be subject to fulfillment prior to the Closing of the following conditions unless waived by Cott:

     (a) Each of the representations and warranties of Seller made in or pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date, except that such representations and warranties made as of a specific date need only be true as of such specified date, and each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been duly performed in all material respects;

     (b) There shall be no Order by a Governmental Authority in existence that expressly prohibits any of the transactions contemplated by this Agreement;

     (c) Seller shall have delivered duly executed copies of the Bill of Sale, Assumption Agreement, Trademark Assignment, Copyright Assignment, Termination Agreement, Deed, FIRPTA Certificate, Transitional Services Agreement, Settlement Termination Agreement, License Assignment Agreement, Guaranty, License Agreement, Remediation Agreement and all other Closing deliveries contemplated by Section 3.2;

     (d) From June 6, 2001, through the Closing Date, there shall not have been any loss of or damage to assets at the Owned Real Property except (i) if the loss or damage is $250,000 or less and is covered by insurance with the proceeds actually received by Seller prior to Closing from such loss or damage having been used to repair or replace such asset or having been paid to Cott or, if not received prior to Closing, having been irrevocably and unconditionally assigned to Cott or (ii) if the loss or damage is in excess of $250,000 but equal to or less than $1 million, and is covered by any combination of insurance or Seller's funds to the extent of the full replacement value of such assets (with the insurance proceeds from such loss received by Seller prior to Closing, together with its own funds, having been used to repair or replace such assets or having been paid to Cott or, if the insurance portion has not been received prior to the Closing, having been irrevocably and unconditionally assigned to Cott);

     (e) From the date hereof through the Closing Date, there shall not have been any material loss of the employees employed at the Owned Real Property as indicated on Schedule 4.8, other than Jimmy McKinstry and Toby Polhamus;

     (f) The Phase II shall have been received by Cott and the Environmental Remedial Costs shall not be in excess of $20 million;

     (g) There shall be no Order by a Governmental Authority that expressly prohibits or affects (i) the use of the RC International Assets by the applicable Buyers that has an RC International MAE or (ii) the use of the Cott Assets by the applicable Buyers that has a Cott MAE;

     (h) Cott shall have obtained a survey of the Owned Real Property depicting the following items to the reasonable satisfaction of Cott: (i) the lines and corners of the Owned Real Property and a metes and bounds description of the Owned Real Property substantially similar to and consistent with the description thereof contained in Schedule 1.1(b)(vii); (ii) the location of all buildings improvements, structures, plottable easements, fences, utility poles, meters, and parking areas are within the boundaries and setbacks of the Owned Real Property, and that there are no encroachments by or upon the Owned Real Property except those which in the reasonable discretion of Cott do not materially interfere with or otherwise materially adversely affect the use and enjoyment of the Owned Real Property consistent with past practice; (iii) the location of any building setbacks or other plottable restrictive covenants affecting the location of any improvements, and any violations thereof; and (iv) access to public streets sufficient for the existing use, consistent with past practice;

     (i) Cott shall have obtained a title insurance policy from any reputable title insurance company licensed in the State of Georgia insuring the applicable Buyer's fee title to the Owned Real Property free and clear of all matters other than Permitted Encumbrances for an amount that is not greater than 150% of the current fair market value of the Owned Real Property;

     (j) Cott shall have obtained the Financing on substantially the terms and conditions set forth in the Commitment Letter or on terms substantially similar thereto from any other lender reasonably acceptable to Cott; provided, however, that the failure to fulfill this condition shall not have occurred as a result of or arising out of the failure by Cott or any of its Affiliates to satisfy the terms of Section 9.3 hereto in so far as they relate to the Financing; and

     (k) Seller shall have either obtained a UCC-3 termination statement of the UCC-1 filed by the Bank of New York in the State of Florida against the Seller or provided Cott with evidence, reasonably satisfactory to Cott, of the release of the Encumbrances evidenced by such UCC-1.

     3.5 CONDITIONS TO THE OBLIGATIONS OF SELLER TO CLOSE. The obligations of Seller to close hereunder shall be subject to fulfillment prior to the Closing of the following conditions unless waived by Seller:

     (a) Each of the representations and warranties of Buyers made in or pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date, except that such representations and warranties made as of a specific date need only be true as of such specified date, and each of the covenants and agreements of Buyers to be performed on or prior to Closing shall have been duly performed in all material respects;

     (b) There shall be no Order by a Governmental Authority in existence that expressly prohibits any of the transactions contemplated by this Agreement;

     (c) Buyers shall have delivered duly executed copies of the Assumption Agreement, Trademark Assignment, Copyright Assignment, Termination Agreement, Deed, Transitional Services Agreement, Settlement Termination Agreement, License Assignment Agreement, Joinder Agreements, License Agreement, Remediation Agreement and all other Closing deliveries contemplated by Section 3.3;

     (d) Cott shall have obtained a title insurance policy from any reputable title insurance company licensed in the State of Georgia insuring the applicable Buyer's fee title to the Owned Real Property free and clear of all matters other than Permitted Encumbrances for an amount that is not greater than 150% of the current fair market value of the Owned Real Property; and

     (e) The Phase II shall have been received by Seller and the Environmental Remedial Costs shall not be in excess of $3 million.

     3.6 EFFECT OF CLOSING. Each condition set forth in this Article III shall be deemed to have been waived or satisfied in the event the Closing occurs; provided, however, that subject to the foregoing, no party's rights or remedies hereunder, including, without limitation, in connection with any breach of any representation, warranty or covenant by the other parties hereto on or prior to the Closing Date shall be prejudiced by the occurrence of the Closing.

                                   ARTICLE IV

                             GENERAL REPRESENTATIONS
                            AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Cott and, if applicable, all other Buyers as follows:

     4.1 ORGANIZATION; POWERS AND EXECUTION. Seller is a corporation, duly organized, validly existing and in corporate good standing under the laws of Delaware. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and all other Ancillary Agreements to be executed and delivered by Seller pursuant to this Agreement. The execution and delivery by Seller of this Agreement and the Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement is, and this Agreement and the Ancillary Agreements will be as of the Closing, validly executed and delivered, and the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

     4.2 BREACH OF STATUTE. Neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller nor performance by Seller of any of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby (a) will violate any provision of the Certificate of Incorporation or By-Laws of Seller, (b) will violate in any respect any Law applicable to Seller or the Assets or (c) except for the expiration or early termination of the waiting period under the HSR Act and except as set forth on Schedule 4.2(c), requires in respect of Seller or the Assets any approval from, consent of or notice to any Governmental Authority other than, in the case of clauses (b) and (c), any conflict, breach or violation that, individually or in the aggregate, would not (x) have an RC International MAE, (y) have a Cott MAE or (z) materially impair or delay the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

     4.3 LITIGATION. There is no pending or, to the Knowledge of Seller, threatened in writing, litigation, judicial, administrative or arbitral action, proceeding or claim (collectively,

"Litigation") that, individually or in the aggregate, would impair or delay the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

     4.4 TAXES. From and after October 25, 2000, Seller has timely filed or been included in, or will timely file or be included in, all material Tax Returns required to be filed by it or in which it is to be included with respect to Taxes for any taxable period beginning on or after October 25, 2000 and ending on or before the Closing Date. All of the information provided by Seller in any of such material Tax Returns is true, complete and correct in all material respects. All Taxes shown to be payable on such material Tax Returns have been paid or will be paid except to the extent that the same are being contested in good faith. Seller has complied in all material respects with all applicable payroll tax and withholding requirements applicable to the RC International Business and to the Cott Business. Other than Permitted Encumbrances, there are no Encumbrances existing, threatened in writing or pending on the Assets on account of Taxes for any taxable period beginning on or after October 25, 2000.

     4.5 BROKERS. Except for Schroder Salomon Smith Barney or an Affiliate thereof, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Seller or any of the Buyers in connection with the transactions contemplated by this Agreement.

     4.6 CERTAIN INVENTORY. The amount of Common Inventory included in the Assets is reasonably sufficient to operate the RC International Business and the Cott Business, on a combined basis, in each individual case as currently conducted by Seller and in compliance with the applicable Contracts listed on
Schedule 1.1(a)(v) and the Cott Agreement, as applicable, without disruption.

     4.7 FOREIGN CORRUPT PRACTICES ACT. To the Knowledge of Seller, no director, officer or employee of Seller employed in the RC International Business has (i) made any direct or indirect unlawful payment to any official or employee of a Governmental Authority from Seller's corporate funds or (ii) materially violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the anti-boycott provisions contained in 50 USC ss. 2407, 15 CFR 760.2 or Section 999 of the Code.

     4.8 EMPLOYEE INFORMATION. With respect to employees employed by Seller and located at the Owned Real Property, prior to the date hereof, Seller has provided Cott and with respect to employees employed by Seller and engaged in the RC International Business, Seller will provide Cott as soon as practicable after the date hereof, but in no event later than ten (10) Business Days prior to the Closing, with a true and complete list showing the names, titles and current annual rates of salaries and other remuneration (including sick and vacation leave that is accrued but unused and service credited for purposes of vesting and eligibility to participate under any RC International Employee Plan or Cott Employee Plan applicable to such person) of all such employees, including in each case those employees on vacation, leave of absence, disability (work-related or otherwise) or sick leave (whether or not such employees return to active employment) (collectively, the "Employees"), in each case as of the date of such list. Schedule 4.8 sets forth a true and complete list of the names of the Employees employed by

Seller in the RC International Business or at the Owned Real Property as of the date hereof, which Schedule shall be updated by Seller on the day prior to the Closing.

     4.9 DISCLOSURE SCHEDULE. The Schedules attached hereto (collectively, the "Disclosure Schedule") set forth, among other things, items of disclosure relating to any or all of the representations and warranties of Seller; provided, that the mere inclusion of an item in the Disclosure Schedule shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item would result in an RC International MAE or a Cott MAE.

     4.10 EXCLUSIVITY OF REPRESENTATIONS.

     (a) THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLES IV, V AND VI OF THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES. SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO COTT OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

     (b) Buyers acknowledge that the representations and warranties contained in Sections 5.4, 5.5(b), 5.8(c), 5.13(b), 6.4, 6.5, 6.8(c), 6.11(a) and 6.12(b)
shall be deemed not to include any representation or warranty by Seller with respect to any Tax matters relating to the RC International Assets or the RC International Business or the Cott Business or the Cott Assets.

     (c) Buyers acknowledge that the representations and warranties contained in Sections 5.4 and 6.4 shall be deemed not to include any representation or warranty by Seller with respect to the RC International Intellectual Property or the Cott Intellectual Property.

     (d) Buyers acknowledge that the representations and warranties contained in Sections 5.4, 5.5(b), 6.4, 6.5, 6.14(b) and 6.14(c) shall be deemed not to include any representation or warranty by Seller with respect to any environmental matter or condition relating to the RC International Assets or the RC International Business or the Cott Assets or the Cott Business.

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
              SELLER WITH RESPECT TO THE RC INTERNATIONAL BUSINESS

     Seller hereby represents and warrants to Cott and, if applicable, all other Buyers as follows:

     5.1 GOOD STANDING OF SELLER; POWERS. Seller is registered or qualified to do business and is in good standing in every jurisdiction in which it conducts the RC International Business, except where the failure to be so registered or qualified or in good standing would not have an

RC International MAE. Seller has all requisite corporate power and authority to conduct the RC International Business and to own and operate the RC International Assets.

     5.2 BREACH OF RC INTERNATIONAL MATERIAL ASSUMED CONTRACTS. Subject to obtaining the consents and approvals set forth in Schedule 5.2, neither the execution and delivery of this Agreement or the Ancillary Agreements nor performance by Seller of any of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (in the case of each of the foregoing, solely and exclusively to the extent that the provisions of this Agreement or such Ancillary Agreement relate solely to the RC International Assets), will conflict with or result in a breach of any of the terms, conditions or provisions of any RC International Material Assumed Contract or constitute a default thereunder other than any conflict, breach or violation that, individually or in the aggregate, would not have an RC International MAE.

     5.3 RC INTERNATIONAL LITIGATION. Except as set forth in Schedule 5.3, there is no pending or, to the Knowledge of Seller, threatened in writing Litigation that, individually or in the aggregate, would reasonably be expected to have an RC International MAE.

     5.4 RC INTERNATIONAL LEGAL COMPLIANCE. To the Knowledge of Seller, Seller is in compliance in all respects with all material Laws applicable to the RC International Business except where the failure to so comply, individually or in the aggregate, would not have an RC International MAE.

     5.5 RC INTERNATIONAL FINANCIAL STATEMENTS.

     (a) Attached hereto as Schedule 5.5(a) is a Division Performance Statement (the "Statement") for the RC International Business dated December 31, 2000 consisting of a summary income statement and selected balance sheet items. The information contained in the Statement has been correctly extracted from the general ledger of the RC International Business. The general ledger of the RC International Business accurately reflects the transaction of business by the RC International Business for the period ended, and the financial condition of the RC International Business at, December 31, 2000.

     (b) Since December 31, 2000, Seller (i) has in all material respects conducted the RC International Business in the ordinary course and (ii) has not experienced an RC International MAE.

     5.6 TITLE TO, CONDITION OF AND LOCATION OF THE RC INTERNATIONAL ASSETS.

     (a) Except as set forth on Schedule 5.6(a), Seller has good and valid title to all tangible assets or properties included in the RC International Assets free and clear of all Encumbrances, except for Permitted Encumbrances, and no Affiliate of Seller has any interest in any of the RC International Assets. This Agreement and the instruments of transfer to be executed and delivered pursuant hereto (i) will vest in the appropriate Buyer good and valid title to all material tangible assets included in the RC International Assets, the RC International Current Marks, the RC International Branded Formulas and the RC International Non-Branded Formulas free and clear of all Encumbrances other than the Permitted Encumbrances and (ii) will transfer all other RC International Assets not described in clause (i) above, including, without limitation, the RC International Assumed Contracts, to the applicable Buyer free and clear of all Encumbrances other than Permitted Encumbrances.

     (b) Other than the Excluded Assets, a supply of raw materials for the conduct of the RC International Business, the Common Inventory included in the Cott Assets and the Owned Real Property, the assets included in the RC International Assets constitute all the assets (other than people resources) necessary to conduct the RC International Business in all material respects as currently conducted.

     (c) All of the tangible assets included in the RC International Assets are located at 1000 Corporate Drive, Ft. Lauderdale, Florida. All of the material tangible assets included in the RC International Assets which are currently used in the RC International Business are in good working condition and, to the Knowledge of Seller, have been maintained and repaired, consistent with customary practices of the beverage industry, in each case ordinary wear and tear excepted.

     5.7 RC INTERNATIONAL MATERIAL ASSUMED CONTRACTS. The items listed on
Schedule 5.7 constitute, as of the date hereof, all RC International Assumed Contracts to which Seller is a party or by which Seller or the RC International Assets are bound, that relate solely to the conduct of the RC International Business and that involve a term in excess of six (6) months or the receipt or expenditure of funds in excess of $100,000 in the aggregate over the remaining term of such Contract (collectively, the "RC International Material Assumed Contracts"). Except as disclosed in Schedule 5.7, each RC International Material Assumed Contract is valid and binding on Seller and in full force and effect and Seller has not assigned any of its rights thereunder. As of the date hereof, except as set forth in Schedule 5.7 or as would not, individually or in the aggregate, have an RC International MAE, Seller is not in breach of, or default under, any RC International Material Assumed Contract which has not been cured or waived nor, to the Knowledge of Seller, is any other party to any RC International Material Assumed Contract in breach of, or default under, any such RC International Material Assumed Contract which has not been cured or waived.

     5.8 RC INTERNATIONAL INTELLECTUAL PROPERTY. Except as set forth in Schedule 5.8,

     (a) As of the Closing, Seller will have good and valid title to all of the RC International Current Marks, the RC International Branded Formulas and the RC International Non-Branded Formulas.

     (b) No Person is engaging in any activity that materially infringes upon any of the RC International Current Marks. To the Knowledge of Seller, no Person is engaging in any activity that infringes upon any of the RC International Branded Formulas or the RC International Non-Branded Formulas. The consummation of the transactions contemplated by this Agreement will not result in the termination, breach or impairment in any material respect of any of the rights of Seller or the applicable Buyer, as the case may be, in any of the RC International Current Marks, the RC International Branded Formulas or the RC International Non-Branded Formulas.

     (c) All licenses, registrations and applications filed with or recorded by any Governmental Authority (including patent, trademark, copyright and other licenses, registrations and applications) with respect to the RC International Current Marks (other than any bottle designs or molds therefor) are valid and in full force and effect and all necessary registration, maintenance and renewal fees in connection therewith have been paid and all necessary licenses, statements of use, documents and certificates in connection therewith have been duly legalized as may be required for filing and have been filed with the relevant patent, copyright, trademark or other authority in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the licenses, registrations or applications for registration of such RC International Current Marks.

     (d) Prior to October 25, 2000, to the Knowledge of Seller, Seller maintained, and since October 25, 2000, Seller has maintained, reasonable security measures to protect and preserve the confidentiality and value of the RC International Branded Formulas and the RC International Non-Branded Formulas, and any of the technical data and processes used to manufacture the RC International Branded Concentrates and the RC International Non-Branded Concentrates, except to the extent that any such failure, individually or in the aggregate, would not have an RC International MAE.

     (e) The use of the RC International Current Marks (other than any bottle designs or molds therefor) by Seller in the RC International Business does not materially infringe on any proprietary right, trademark, trade name or service mark of any other Person, nor has Seller received written notice of any allegation thereof. To the Knowledge of Seller, the use of the RC International Branded Formulas and the RC International Non-Branded Formulas by Seller in the RC International Business does not infringe on any proprietary right, trademark, trade name or service mark of any other Person, nor has Seller received written notice of any allegation thereof.

     5.9 RC INTERNATIONAL INVENTORY. On the date hereof and as of the Closing Date, (a) the amount of finished inventory of RC International Branded Concentrates and of RC International Non-Branded Concentrates included in the RC International Assets and the amount of raw materials related exclusively to the RC International Business included in the RC International Assets is reasonably sufficient to operate the RC International Business as currently conducted by Seller and in compliance with the applicable Contracts listed on Schedule 1.1(a)(v) without disruption and (b) all finished inventory of RC International Branded Concentrates and RC International Non-Branded Concentrates included in the RC International Assets and all raw materials related exclusively to the RC International Business included in the RC International Assets are useable in accordance with the terms of the applicable Contracts listed on Schedule 1.1(a)(v).

     5.10 RC INTERNATIONAL ACCOUNTS RECEIVABLE. The RC International Accounts Receivable arose from bona fide transactions in the ordinary course of business.

     5.11 RC INTERNATIONAL LABOR MATTERS. (a) During the ninety-day period prior to the date of this Agreement, Seller has not terminated any employees employed in the RC International Business.

     (b) Except as disclosed in Schedule 5.11(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract in connection with the RC International Business, (ii) there is not pending or, to the Knowledge of Seller, threatened in writing against Seller any material Litigation relating to the alleged violation of any applicable Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority with respect to employees of Seller employed in the RC International Business, (iii) to the Knowledge of Seller, currently there is no organizational activity solely with respect to employees of Seller employed in the RC International Business and (iv) to the Knowledge of Seller, no application or petition for an election of or for certification of a collective bargaining agent is pending with respect to the employees of Seller employed in the RC International Business.

     5.12 RC INTERNATIONAL CUSTOMERS. Except as set forth in Schedule 5.12, during the twelve-month period preceding the date hereof, no material customer, bottler, franchisee, licensee, distributor or broker of the RC International Business has cancelled or otherwise terminated or, to the Knowledge of Seller, threatened in writing to cancel or otherwise terminate, its relationship with Seller or has decreased or limited materially or, to the Knowledge of Seller, threatened to decrease or limit materially, its usage of the products of the RC International Business.

     5.13 RC INTERNATIONAL EMPLOYEE PLANS.

     (a) Schedule 5.13(a) contains a complete and correct list of all the RC International Employee Plans. Seller has provided Cott with a copy of the most recent plan document, and any amendments thereto, or if such plan document is not available, a complete and correct copy of the most recent summary description of each RC International Employee Plan.

     (b) No liability has been, or is expected to be, incurred by Seller with respect to any RC International Employee Plan (either directly or indirectly) under or pursuant to any Law applicable to such RC International Employee Plan that, following the Closing, is not a Retained Liability. Except with respect to any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), each of the RC International Employee Plans has been maintained and operated in material compliance with its terms and all applicable Laws, except for any failure to comply that, individually or together with all other such failures, will not result in a material liability or obligation, following the Closing, on the part of Buyers.

     (c) Except as set forth in Schedule 5.13(c), neither Seller nor any of its Affiliates has ever been obligated to contribute to any "multiemployer plan" (within the meaning of Section 3(37) of ERISA) with respect to the Transferred Employees in the RC International Business.

     5.14 RC INTERNATIONAL INSURANCE. The RC International Business is covered by insurance policies or programs of self-insurance of such types and in such amounts as are reasonable and consistent in all material respects with customary practices of the beverage industry in the relevant geographic areas.

                                   ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES OF
                    SELLER WITH RESPECT TO THE COTT BUSINESS

     Seller hereby represents and warrants to Cott and, if applicable, all other Buyers as follows:

     6.1 GOOD STANDING OF SELLER; POWERS. Seller is registered or qualified to do business and is in good standing in the State of Georgia and in every other jurisdiction in which it conducts the Cott Business, except where the failure to be so registered or qualified or in good standing would not have a Cott MAE. Seller has all requisite corporate power and authority to conduct the Cott BUSINESS and to own and operate the Cott Assets.

     6.2 BREACH OF COTT MATERIAL ASSUMED CONTRACTS. Subject to obtaining the consents and approvals set forth in Schedule 6.2, neither the execution and delivery of this Agreement or the Ancillary Agreements nor performance by Seller of any of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (in the case of each of the foregoing, solely and exclusively to the extent that the provisions of this Agreement or such Ancillary Agreement relate solely to the Cott Assets), will conflict with or result in a breach of any of the terms, conditions or provisions of any Cott Material Assumed Contract or constitute a default thereunder other than any conflict, breach or violation that, individually or in the aggregate, would not have a Cott MAE.

     6.3 COTT LITIGATION. Except as set forth in Schedule 6.3, there is no pending or, to the Knowledge of Seller, threatened in writing Litigation that, individually or in the aggregate, would reasonably be expected to have a Cott MAE.

     6.4 COTT LEGAL COMPLIANCE. To the Knowledge of Seller, Seller is in compliance in all respects with all material Laws applicable to each of the Cott Business and the Owned Real Property except where the failure to so comply, individually or in the aggregate, would not have a Cott MAE.

     6.5 MATERIAL CHANGES. Subject to the Phase II, since December 31, 2000, Seller (i) has in all material respects conducted the Cott Business and its operation at the Owned Real Property in the ordinary course and (ii) has not experienced a Cott MAE.

     6.6 TITLE TO, CONDITION OF AND LOCATION OF THE COTT ASSETS.

     (a) Except as set forth on Schedule 6.6(a), Seller has good and valid title to all tangible assets or properties included in the Cott Assets free and clear of all Encumbrances, except for Permitted Encumbrances, and no Affiliate of Seller has any interest in any of the Cott Assets. This Agreement and the instruments of transfer to be executed and delivered pursuant hereto (i) will vest in the appropriate Buyer good and valid title to all material tangible assets included in the Cott Assets, the Cott Marks, the Cott Current Formulas, the Cott US Formulas and the Owned Real Property free and clear of all Encumbrances other than the Permitted Encumbrances and (ii) will transfer all other Cott Assets not described in clause (i) above, including, without limitation, the Cott Assumed Contracts, to the applicable Buyer free and clear of all Encumbrances other than Permitted Encumbrances.

     (b) Other than the Excluded Assets, a supply of raw materials for the conduct of the Cott Business and the Common Inventory included in the RC International Assets, the assets included in the Cott Assets constitute all the assets (other than people resources) necessary to conduct the Cott Business and to operate the Owned Real Property in all material respects as each is currently conducted or operated, as the case may be.

     (c) All of the tangible assets included in the Cott Assets are located at the Owned Real Property. All of the material tangible assets included in the Cott Assets which are currently used in the Cott Business are in good working condition and, to the Knowledge of Seller, have been maintained and repaired consistent with customary practices of the beverage industry, in each case ordinary wear and tear excepted.

     6.7 COTT MATERIAL ASSUMED CONTRACTS. The items listed on Schedule 6.7 constitute, as of the date hereof, all Cott Assumed Contracts to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates or the Cott Assets are bound, that relate solely to the conduct of the Cott Business and that involve a term in excess of six (6) months or the receipt or expenditure of funds in excess of $100,000 in the aggregate over the remaining term of such Contract (collectively, the "Cott Material Assumed Contracts"). Except as disclosed in Schedule 6.7, each Cott Material Assumed Contract is valid and binding on Seller or such Affiliate and in full force and effect and neither Seller nor such Affiliate has assigned any of its rights thereunder. As of the date hereof, except as would not, individually or in the aggregate, have a Cott MAE, neither Seller nor any Affiliate of Seller is in breach of, or default under, any Cott Material Assumed Contract which has not been cured or waived nor, to the Knowledge of Seller, is any other party to any Cott Material Assumed Contract in breach of, or default under, any such Cott Material Assumed Contract which has not been cured or waived.

     6.8 COTT INTELLECTUAL PROPERTY.

     (a) As of the Closing, Seller will have good and valid title to all of the Cott Marks, the Cott Current Formulas and the Cott US Formulas.

     (b) No Person is engaging in any activity that materially infringes upon any of the Cott Marks. To the Knowledge of Seller, no Person is engaging in any activity that infringes upon any of the Cott Current Formulas or the Cott US Formulas. The consummation of the transactions contemplated by this Agreement will not result in the termination, breach or impairment in any material respect of any of the rights of Seller or the applicable Buyer, as the case may be, in any of the Cott Marks, the Cott Current Formulas or the Cott US Formulas.

     (c) All licenses, registrations and applications filed with or recorded by any Governmental Authority (including patent, trademark, copyright and other licenses, registrations and applications) with respect to the Cott Marks are valid and in full force and effect and all necessary registration, maintenance and renewal fees in connection therewith have been paid and all necessary licenses, statements of use, documents and certificates in connection therewith have been duly legalized as may be required for filing and have been filed with the relevant patent, copyright, trademark or other authority in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the licenses, registrations or applications for registration of such Cott Marks.

     (d) Prior to October 25, 2000, to the Knowledge of Seller, Seller maintained, and since October 25, 2000, Seller has maintained, reasonable security measures to protect and preserve the confidentiality and value of the Cott Current Formulas and the Cott US Formulas, and any of the technical data and processes used to manufacture the Cott Current Concentrates and the Cott US Concentrates, except to the extent that any such failure, individually or in the aggregate, would not have a Cott MAE.

     (e) The use of the Cott Marks by Seller in the Cott Business does not materially infringe on any proprietary right, trademark, trade name or service mark of any other Person, nor has Seller received written notice of any allegation thereof. To the Knowledge of Seller, the use of the Cott Current Formulas and the Cott US Formulas by Seller in the Cott Business does not infringe on any proprietary right, trademark, trade name or service mark of any other Person, nor has Seller received written notice of any allegation thereof.

     (f) The Lutheran License and the Cott USA Trademark License are the only licenses relating to the Cott Marks to which Seller or any of its Affiliates is a party.

     6.9 COTT INVENTORY. On the date hereof and as of the Closing Date, (a) the amount of finished inventory of Cott Concentrates included in the Cott Assets and the amount of raw materials related exclusively to the Cott Business included in the Cott Assets is reasonably sufficient to operate the Cott Business as currently conducted by Seller and in compliance with the Cott Agreement without disruption and (b) all finished inventory of Cott Concentrates included in the Cott Assets and all raw materials related exclusively to the Cott Business included in the Cott Assets are useable in accordance with the terms of the Cott Agreement.

     6.10 COTT ACCOUNTS RECEIVABLE. The Cott Accounts Receivable arose from bona fide transactions in the ordinary course of business.

     6.11 COTT LABOR MATTERS.

     (a) During the ninety-day period prior to the date of this Agreement, Seller has terminated 13 employees employed at the Owned Real Property. No liability has been, or is expected to be, incurred by Seller with respect to such terminations under or pursuant to any Law applicable to the termination of such employees (including, without limitation, the Worker Adjustment and Retraining Notification Act) that, following the Closing, is not a Retained Liability.

     (b) Except as disclosed in Schedule 6.11(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract in connection with the Cott Business, (ii) since December 31, 2000, there has not been, there is not presently existing, and to the Knowledge of Seller there is not threatened, any labor strike, slowdown, picketing or work stoppage involving employees of Seller employed in the Cott Business at the Owned Real Property, (iii) there is not pending or, to the Knowledge of Seller, threatened in writing against Seller any material Litigation relating to the alleged violation of any applicable Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority with respect to employees of Seller employed in the Cott Business at the Owned Real Property, (iv) to the Knowledge of Seller, currently there is no organizational activity solely with respect to employees of Seller employed in the Cott Business at the Owned Real Property and (v) to the Knowledge of Seller, no application or petition for an election of or for certification of a collective bargaining agent is pending with respect to the employees of Seller employed in the Cott Business at the Owned Real Property.

     6.12 COTT EMPLOYEE PLANS.

     (a) Schedule 6.12(a) contains a complete and correct list of all the Cott Employee Plans. Seller has provided Cott with a copy of the most recent plan document, and any amendments thereto, or if such plan document is not available, a complete and correct copy of the most recent summary description of each Cott Employee Plan.

     (b) No liability has been, or is expected to be, incurred by Seller with respect to any Cott Employee Plan (either directly or indirectly) under or pursuant to any Law applicable to such Cott Employee Plan that, following the Closing, is not a Retained Liability. Except with respect to any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), each of the Cott Employee Plans has been maintained and operated in material compliance with its terms and all applicable Laws, except for any failure to comply that, individually or together with all other such failures, will not result in a material liability or obligation, following the Closing, on the part of Buyers.

     (c) Except as set forth in Schedule 6.12(c), neither Seller nor any of its Affiliates has ever been obligated to contribute to any "multiemployer plan" (within the meaning of Section 3(37) of ERISA) with respect to the Transferred Employees in the Cott Business.

     6.13 COTT INSURANCE. The Cott Business is covered by insurance policies or programs of self-insurance of such types and in such amounts as are reasonable or consistent in all material respects with customary practices of the beverage industry in the relevant geographic areas. Each insurance policy or program of self-insurance to which Seller is a party or a named insured as to which proceeds are required to be paid or assigned to Buyers pursuant to Section 3.4(d) is valid and binding and in full force and effect.

     6.14 OWNED REAL PROPERTY.

     (a) Seller has good fee simple title to the Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. There are no condemnation or appropriation proceedings pending or, to the Knowledge of Seller, threatened against the Owned Real Property.

     (b) The Seller has all material certificates of occupancy and material permits necessary for the use and operation of the Owned Real Property as of the date hereof and true and accurate copies of all such material certificates and permits have been provided to Cott prior to the date hereof. Seller has complied in all material respects with all conditions of such material certificates and permits. Seller has not received any written notice from any

Governmental Authority to the effect that any material certificate or permit required is lacking in connection with the use or operation of the Owned Real Property as of the date hereof.

     (c) To the Knowledge of Seller, except as set forth in Schedule 6.14(c), all buildings and structures comprising part of the Owned Real Property are free of material defects and have been maintained and repaired consistent with customary practices of the beverage industry, ordinary wear and tear excepted.

     (d) Seller is not a party to any lease with respect to the Owned Real Property.

     6.15 ENVIRONMENTAL MATTERS.

     (a) Except as set forth in Schedule 6.15 or as would not have a Cott MAE:

          (i) Seller has obtained and holds all Environmental Permits that are necessary to own and operate the Owned Real Property as of the date hereof.

          (ii) The Owned Real Property is in compliance with all terms, conditions and provisions of all applicable (x) Environmental Permits and
     (y) Environmental Laws.

          (iii) There are no pending or threatened in writing Environmental Claims against Seller with respect to the Owned Real Property.

          (iv) To the Knowledge of Seller, no Releases of Hazardous Materials have occurred at, on or under the Owned Real Property and no Hazardous Materials are present in or on the Owned Real Property that are reasonably likely to give rise to an Environmental Claim against Seller.

          (v) The Owned Real Property is not a current or proposed Environmental Clean-up Site.

          (vi) There are no Encumbrances (other than Permitted Encumbrances) arising under or pursuant to any Environmental Law on the Owned Real Property.

          (vii) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted during the past five years by or on behalf of Seller or which, to the Knowledge of Seller, are in the possession of Seller with respect to the Owned Real Property which have not been made available to Buyer prior to the execution of this Agreement.

     (b) Seller and Buyers acknowledge and agree that Seller shall not be deemed to have breached any of its representations or warranties contained in this
Section 6.15 or any other Section of this Agreement by the existence of any Environmental Condition and that Buyers' sole and exclusive remedy with respect to any such Environmental Condition (including any Environmental Retained Liability associated therewith) is as provided in the Remediation Agreement and
Section 3.4(f) hereof.

                                   ARTICLE VII

                    REPRESENTATIONS AND WARRANTIES OF BUYERS

         Buyers hereby represent and warrant to Seller as follows:

     7.1 ORGANIZATION AND GOOD STANDING OF BUYERS. Cott is a corporation duly organized, validly existing and in corporate good standing under the laws of Canada. BCB is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Georgia and each other Buyer is a corporation duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation.

     7.2 POWERS; EXECUTION. Buyers have all requisite corporate power and authority (i) to conduct their respective businesses and to own and operate their respective assets and properties and (ii) to execute, deliver and perform this Agreement and all other Ancillary Agreements to be executed and delivered by Buyers pursuant to this Agreement. The execution and delivery of this Agreement and the Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of each Buyer. This Agreement is, and this Agreement and the Ancillary Agreements will be as of the Closing, validly executed and delivered, and the valid and binding obligations of each Buyer, enforceable against each Buyer in accordance with their respective terms.

     7.3 BREACH OF STATUTE OR CONTRACT. Neither the execution and delivery of this Agreement or the Ancillary Agreements by each Buyer nor performance by each Buyer of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby (a) will violate any provision of the Certificate of Incorporation or By-Laws of such Buyer, (b) will conflict with or result in a breach of any of the terms, conditions or provisions of any material Contract to which such Buyer is a party or constitute a default thereunder, (c) will violate in any material respect any Law applicable to such Buyer or any of such Buyer's assets or properties or (d) except for the expiration or early termination of the waiting period under the HSR Act, requires in respect of each Buyer any approval from, consent of or notice to any Governmental Authority or third party.

     7.4 NO LITIGATION. There is no pending or, to the Knowledge of each Buyer, threatened in writing Litigation involving any Buyer that would impair or delay the ability of such Buyer to perform its respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

     7.5 FINANCIAL ABILITY. Cott has cash or has existing borrowing facilities or binding firm commitments, subject to conditions, that are sufficient to enable it to consummate the transactions contemplated by this Agreement. The copy of the letter regarding such facilities and commitments provided by Cott to Seller is true and complete except for those items that are expressly redacted therein (the "Commitment Letter"). The financing required to consummate the transactions contemplated by this Agreement is collectively referred to as the "Financing."

     7.6 BREACHES. To the Knowledge of Buyers, Seller has not breached any representation, warranty or covenant of Seller under this Agreement.

     7.7 BROKERS. Except for Lehman Bros., whose fees will be paid by Cott, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Cott or any Affiliate of Cott who might be entitled to any fee or commission from Buyers or Seller in connection with the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                                   INDEMNITIES

     8.1 SURVIVAL. The representations, warranties, covenants and agreements of Seller and Buyers contained in or made pursuant to this Agreement and the Ancillary Agreements shall terminate at the Closing, except that (a) the representations and warranties made in Articles IV, V, VI and VII shall survive in full force and effect until the second anniversary of the Closing Date; provided, however, that, (i) the representations and warranties made in the first sentence of Section 5.6(a), Section 5.8(a), the first sentence of Section 6.6(a) and Section 6.8(a) shall survive in full force and effect indefinitely,
(ii) the representations and warranties made with respect to matters covered by
Section 4.4 shall survive in full force and effect until the sixtieth day immediately following the expiration of all applicable statutes of limitation,
(iii) the representations and warranties made with respect to matters covered by
Section 6.15 shall survive in full force and effect until the fourth anniversary of the Closing Date and (iv) the representations and warranties made in the first sentence of Section 6.14(a) shall survive in full force and effect until the third anniversary of the Closing Date; (b) the covenants and agreements made in this Agreement or any of the Ancillary Agreements that are to be performed or that relate in whole or in part to periods subsequent to the Closing Date and that do not, by their terms, expire on a date certain, shall survive in full force and effect until the sixtieth day immediately following the expiration of all applicable statute of limitations and otherwise, indefinitely; (c) the covenants and agreements made in Article II shall survive in full force and effect until such time as they are fully complied with; and (d) the covenants and agreements made in this Agreement or any of the Ancillary Agreements that are to be performed or that relate in whole or in part to periods subsequent to the Closing Date and that, by their terms, expire on a date certain, shall survive until such date certain; provided that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clauses
(a), (b), (c) or (d) above will continue to survive if a notice of claim shall have been timely given under Section 8.4 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved.

     8.2 GENERAL INDEMNIFICATION BY SELLER.

     (a) From and after the Closing, Seller shall, subject to the provisions of this Article VIII, indemnify, defend and hold harmless each Buyer and its respective employees, officers, directors, representatives, agents and Affiliates (the "Buyer Indemnified Parties") from, against and in respect of any and all damages, claims, losses, charges, actions, suits, proceedings and reasonable costs and expenses (but, other than with respect to any breach of any of the covenants contained in Article XI, not including, consequential, exemplary, special and punitive damages and lost profits, other than such damages awarded to any third party against a Buyer Indemnified Party) (collectively, the "Losses") sustained or incurred by a Buyer Indemnified

Party as a result of or in connection with: (i) the Retained Liabilities, including, without limitation, any claim for or relating to product liability or defective product arising from sales of RC International Branded Concentrates or RC International Non-Branded Concentrates prior to the Closing Date but excluding all Retained Liabilities arising out of, related to or in connection with (x) any breach by Seller of any of the representations or warranties contained in Section 6.15, (y) any Environmental Condition or (z) the environmental condition of the Owned Real Property (whether or not an Environmental Condition and whether or not the existence of such condition constitutes a breach by Seller of any of the representations or warranties contained in Section 6.15) ((x), (y) and (z) being, collectively, the "Environmental Retained Liabilities"), (ii) the Environmental Retained Liabilities, (iii) any breach of a representation or warranty made herein by Seller, (iv) the failure of Seller and Buyers to comply with any applicable bulk transfer laws or (v) any breach by Seller of any of the covenants or agreements contained in this Agreement to be performed by Seller (other than with respect to the Retained Liabilities or Environmental Retained Liabilities).

     (b) Notwithstanding any other provision of this Agreement to the contrary, Seller shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses pursuant to Section 8.2(a) above, (i) with respect to any claim under Sections 8.2(a)(ii) or (iii) unless such claim involves Losses in excess of *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] (nor shall any such claim involving Losses of *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] or less be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnified Parties' Losses) and (ii) unless the applicable Buyer has notified Seller in writing in accordance with Section 8.4 of a pending or threatened claim with respect to such matters within the applicable survival period set forth in Section 8.1. In addition to the requirements of the first sentence of this Section 8.2(b), Seller shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, Losses pursuant to Section 8.2(a)(ii) to the extent they relate to the RC International Assets or the RC International Business, unless and until the aggregate amount of such Buyer Indemnified Parties' Losses exceeds *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] after which Seller shall be obligated for all such Losses of the Buyer Indemnified Parties only in excess of *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED], but not to exceed, in the aggregate, *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] (the "RC International Cap"); provided, however, that if Losses of the Buyer Indemnified Parties on account of breaches of the first sentence of Section 5.6(a) or Section 5.8(a), in the aggregate, when added to all other Losses, if any, subject to the RC International Cap, are in excess of the RC International Cap, Seller shall indemnify the Buyer Indemnified Parties for the amount of such Losses in excess of the RC International Cap, provided that such excess amount shall not exceed, in the aggregate, *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]. In addition to the requirements of the first sentence of this Section 8.2(b), Seller shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, Losses pursuant to
Section 8.2(a)(ii) or (iii) to the extent that they relate to the Cott Assets or the Cott Business, unless and until the aggregate amount of such Buyer Indemnified Parties' Losses exceeds (x) *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] (in the case of Losses arising other than on account of a breach of any of the representations or warranties contained in Section 6.15 or any Environmental Retained Liability) and (y) *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] in the case of Losses arising out of a breach of any of the representations or warranties contained in Section 6.15 or any Environmental Retained Liability, after which, in either case, Seller shall be obligated for all such Losses of the Buyer Indemnified Parties only in excess of *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] (as reduced by any Environmental Remedial Costs paid by Cott pursuant to and in accordance with the Remediation Agreement) but not to exceed, for all such Losses under

 Section 8.2(a)(ii) and (iii), *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] (as reduced by any Environmental Remedial Costs paid by Seller pursuant to and in accordance with the Remediation Agreement) (the "Cott Cap"); provided, however, that if Losses of the Buyer Indemnified Parties on account of breaches of the first sentence of Section 6.6(a) or Section 6.8(a) or the first sentence of
Section 6.14(a), in the aggregate, when added to all other Losses subject to the Cott Cap, are in excess of the Cott Cap, Seller shall indemnify the Buyer Indemnified Parties for the amount of such Losses in excess of the Cott Cap, provided that such excess amount shall not exceed, in the aggregate, *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED].

     (c) Solely for purposes of calculating the Losses that are subject to indemnification by Seller pursuant to Section 8.2(a) (and not for purposes of determining whether a breach of any representation, warranty, covenant or agreement hereunder has occurred), all qualifications as to materiality, RC International MAE and/or Cott MAE contained in any representation or warranty, covenant or agreement in this Agreement shall not be considered.

     (d) All Losses sustained by any Buyer Indemnified Party on account of a claim for breach of any representation or warranty under Article V shall be subject to the RC International Cap. All Losses sustained by any Buyer Indemnified Party on account of a claim for a breach of any representation or warranty under Article VI shall be subject to the Cott Cap. The portion of any Losses sustained by any Buyer Indemnified Party on account of a claim for a breach of any representation or warranty under Article IV that is attributable to the RC International Assets or the RC International Business shall be subject to the RC International Cap. The portion of any Losses sustained by any Buyer Indemnified Party on account of a claim for a breach of representation under
Article IV that is attributable to the Cott Assets or the Cott Business shall be subject to the Cott Cap.

     (e) Notwithstanding anything to the contrary contained herein, and without limitation to any of Seller's rights hereunder, no Buyer Indemnified Party shall be entitled to bring any claim under Section 8.2(a) and Seller shall not be obligated for any Buyer Indemnified Parties' Losses under Section 8.2(a), for any breach of any representation, warranty or covenant by Seller hereunder of which Buyers' had Knowledge on or prior to the Closing.

     8.3 GENERAL INDEMNIFICATION BY COTT. From and after the Closing, Cott shall, subject to the provisions of this Article VIII, indemnify, defend and hold harmless Seller, its employees, officers, directors, representatives, agents and Affiliates (the "Seller Indemnified Parties"), from, against and in respect of any and all Losses sustained or incurred by a Seller Indemnified Party as a result of or in connection with: (a) the Assumed Liabilities, (b) any breach of a representation or warranty made herein by any Buyer or any of its Affiliates, (c) any breach by any Buyer or any of its Affiliates of any of the covenants or agreements contained in this Agreement to be performed by such Buyer or any of its Affiliates or (d) any third party claim (other than by a bottler of the RC Domestic Business (exclusive of claims arising out of Article
XI)) as a result of the operation of the RC International Business (including without limitation the manufacture of the RC International Branded Concentrates or the RC International Non-Branded Concentrates), the operation of the Cott Business (including without limitation the manufacture of the Cott Current Concentrates or the Cott US Concentrates) or the ownership of the Assets after the Closing. Notwithstanding any other provision of this Agreement to the contrary, Cott shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to this Section

8.3, with respect to any claim under Section 8.3(b) unless such claim involves Losses in excess of *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED].

     8.4 METHOD OF ASSERTING CLAIMS. Subject to Section 8.1, all claims for indemnification under this Article VIII by any party claiming indemnification hereunder (an "Indemnified Party") will be asserted and resolved as follows.

     (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under this Article VIII is asserted against or sought to be collected from such Indemnified Party by a Person other than either the parties hereto or any Affiliate of the parties hereto (a "Third Party Claim"), the Indemnified Party shall deliver a written notification of such Third Party Claim specifying the nature of and basis for such Third Party Claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim (a "Claim Notice") with reasonable promptness to the party against whom a claim for indemnification is being asserted hereunder (an "Indemnifying Party"). If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will be obligated to indemnify the Indemnified Party with respect to such Third Party Claim except to the extent that the Indemnifying Party's ability to defend is prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party within fifteen (15) calendar days following receipt of the Claim Notice (the "Dispute Period") whether the Indemnifying Party accepts or disputes its liability to the Indemnified Party under this Article VI and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

     (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 8.4, then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, or, at the discretion of the Indemnifying Party, to settle such Third Party Claim (but only with the consent of the Indemnified Party, which shall not be unreasonably withheld, in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to this Article VIII). Subject to the foregoing, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the cost and expense of the Indemnifying Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this Section 8.4(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided, further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide full cooperation to the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.4 and, except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under this Article VIII with respect to such Third Party Claim.

     (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim, or if the Indemnifying Party gives such notice but any time thereafter fails diligently to prosecute or defend or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party (but only with the consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed, in the case of any settlement that provides for any relief other than the payment of monetary damages). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section 8.4, if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause
(iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 8.4 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.4, and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

     (iii) Subject to Section 8.2(b), if the Indemnifying Party notifies the Indemnified Party that it accepts its indemnification liability to the Indemnified Party with respect to the Third Party Claim under this Article VIII or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Losses identified in the Claim Notice, as finally determined, will be conclusively deemed a liability of the Indemnifying Party under this Article VIII and the Indemnifying Party shall pay the amount of such Losses to the Indemnified Party on demand plus interest at the Agreed Rate from the date of the receipt of the applicable Claim Notice to the date of such payment. If the Indemnifying Party timely disputes its liability with respect to such Third Party Claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the thirty (30) calendar days following receipt by an Indemnified Party of a Dispute Notice (the "Resolution Period"), such dispute shall be resolved by litigation in a court of competent jurisdiction.

     (b) In the event any Indemnified Party should have a claim under this
Article VIII against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notification of a claim for indemnity under this Article VIII specifying the nature and basis for such claim, together with the amount, or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim (an "Indemnity Notice") with reasonable promptness to the Indemnifying Party. The failure or delay by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that such failure or delay prejudices an Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Losses indemnified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under this Article VIII and the Indemnifying Party shall pay the amount of such Losses to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

     8.5 EXCLUSIVE REMEDIES. Following the Closing, except for specific performance of the obligations set forth in Article II and Article XI and as provided in the last sentence of Section 11.5(b), Seller and Buyers acknowledge and agree that the indemnification provisions of Sections 8.2 and 8.3 shall be the sole and exclusive remedies of Seller and Buyers, respectively, for any breach of the representations or warranties herein or nonperformance of any covenants and agreements herein of the other party.

     8.6 CERTAIN ADJUSTMENTS.

     (a) The amount of any Losses for which indemnification is provided under this Article VIII shall be reduced by any insurance recovery by the Indemnified Party if and when actually received in respect of such Losses. Any such recovery shall be promptly repaid by the Indemnified Party to the Indemnifying Party following the time at which such recovery is received pursuant to the previous sentence, minus all reasonably allocable costs, charges and expenses incurred by the Indemnified Party in obtaining such recovery. Notwithstanding the foregoing, if (x) the amount of Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Party is reduced by any insurance recovery in accordance with the provisions of the previous sentence, and (y) the Indemnified Party subsequently is required to repay the amount of any such insurance recovery or such insurance recovery is disallowed, then the obligation of the Indemnifying Party to indemnify with respect to such amounts shall be reinstated immediately and such amounts shall be paid promptly to the Indemnified Party in accordance with the provisions of this Agreement.

     (b) If there is a Tax Benefit of *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] or more (or any combination of Tax Benefits that is, in the aggregate, *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] or more) for any period, the Indemnified Party shall promptly pay to the Indemnifying Party (taking into account other payments made by the Indemnified Party to the Indemnifying Party with respect to such Tax Benefit for prior periods) the lesser of (i) the amount that will leave the Indemnified Party in the same after-Tax position (taking into account, with respect to Taxes, only actual Taxes paid and actual Tax refunds received) as if such Tax Benefit had not been realized and (ii) the amount of the indemnification payment received by the Indemnified Party as a result of such Loss. In calculating the availability and amount of any Tax Benefit that could result in a payment under this Section 8.6(b), the Indemnified Party shall act, in good faith and in the same manner in which it would calculate the availability and amount of any item of deduction, loss, credit, carryover or carryback for which it would not have a payment obligation under this Section 8.6(b) or otherwise to a third party, after applying all other items of deduction, loss, credit, carryover or carryback that are then available and that reasonably would be applied prior to such Tax Benefit under applicable Law. If such Tax Benefit is subsequently disallowed in whole or part by any relevant Taxing authority, the Indemnifying Party shall promptly pay to the Indemnified Party, following notice of such disallowance by the Indemnified Party, an amount equal to the lesser of (i) the amount that will leave the Indemnified Party in the same after-Tax position (taking into account, with respect to Taxes, only actual Taxes paid and actual Tax refunds received, after giving effect to such disallowance) as if such Tax Benefit, to the extent still realized, had not been realized, and (ii) the amount of payments previously received by the Indemnifying Party from the Indemnified Party with respect to such Tax Benefit pursuant to this Section 8.6(b), plus in the case of (ii), interest thereon at the Agreed Rate, from the date of the Indemnifying Party's receipt of such payment. At the request of the Indemnifying Party, the Indemnified Party will certify as to the amount, if any, of such Tax Benefit (or disallowance) covered by this Section for any period, which certification shall include a calculation of any such Tax Benefit and, to the extent that such Tax Benefit is not available or does not result in a payment under this Section 8.6(b) (or such disallowance results in an obligation to return any such payment under this
Section 8.6(b)), an explanation as to the reason for such result (including the extent and nature of any potential Tax Benefit for that period that could result in a payment under this Section 8.6(b) and whether such Tax Benefit is not available because of other items of deduction, loss, credit, carryover or carryback that are being applied for that period. The Indemnifying Party may also request, at its expense, that the Indemnified Party's independent accountants provide a certification that they have reviewed the Indemnified Party's certification and accompanying explanation, if any, and determined it is proper, which certification shall be final and binding on the parties hereto in the absence of manifest error; provided that if such accountants determine that such certification should properly have stated such Tax Benefit (or disallowance) to be greater by an amount in excess of 5%, the Indemnified Party shall be responsible for the expenses of such accountants and the Indemnified Party shall take into account such increased Tax Benefit in calculating its payment obligation to the Indemnifying Party under this Section 8.6(b).

                                   ARTICLE IX

                            COVENANTS PENDING CLOSING

     9.1 ACCESS TO INFORMATION. From the date hereof until the Closing (upon reasonable prior notice to and approval of Seller, which shall not be unreasonably withheld) during normal business hours with the purpose that an uninterrupted and efficient transfer of the RC International Business and the Cott Business may be accomplished, Seller shall, and shall cause its officers, directors, employees, auditors and agents engaged in the RC International Business and the Cott Business to afford the officers, employees and authorized agents, advisors, lenders, potential sources of financing and other representatives of Cott reasonable access to the offices, properties, books and records and key personnel solely and exclusively related to the RC International Business or the Cott Business or material to the operation of the Owned Real Property; provided, however, that (a) such investigations shall not unreasonably interfere with any of the businesses or operations of Seller or any Affiliate of Seller, including the RC International Business and the Cott Business and, to the extent possible, shall be conducted concurrently so as to minimize disruption; (b) Seller shall not be required to provide any such information or access to the extent that such information or access would cause Seller to be in breach of any confidentiality restrictions applicable to it; and (c) such investigations shall not include any RC Domestic Business or confidential pricing or other terms of any supply agreements. In addition to the foregoing, Seller shall permit and assist Cott to have access to the customers of the RC International Business (including the bottlers), at such times and in such manner as is mutually acceptable to Cott and Seller.

     9.2 CONDUCT OF BUSINESS PENDING CLOSING. Except as otherwise contemplated by this Agreement or as set forth in Schedule 9.2, during the period from the date hereof to the Closing, Seller shall conduct the RC International Business and the Cott Business and shall operate the Owned Real Property only in the ordinary course consistent with reasonably prudent practice in light of the current conduct of the RC International Business and the Cott Business and its operation of the Owned Real Property, as applicable, and use commercially reasonable best efforts to comply in all material respects with all applicable Laws. In addition, from and after the date hereof to the Closing Date, except as otherwise provided in this Agreement or as otherwise contemplated hereby or as set forth in Schedule 9.2, Seller shall not, without the prior written consent of Cott (which consent shall not be unreasonably withheld, conditioned or delayed):

          (i) directly or indirectly sell, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any Encumbrance (other than a Permitted Encumbrance) or otherwise dispose of any of the Assets or any interest therein, except (i) sales of assets (including, without limitation, distribution rights with respect to the RC International Branded Concentrates or the RC International Non-Branded Concentrates) in the ordinary course of business consistent with past practice or, with respect to the Cott Current Concentrates, as permitted under the Cott Agreement, (ii) pledges or encumbrances pursuant to existing borrowing arrangements or (iii) any such transaction not otherwise permitted by this
     Section 9.2(i) with an aggregate value not to exceed $50,000;

          (ii) except in the ordinary course of business, enter into any material employment or severance agreement with any Employee;

          (iii) (x) incur any indebtedness or guarantee any indebtedness of another Person, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans, advances or capital contributions to, or investments in, any other Person, except, in the cases of clauses (x) and (y) above, agreements or arrangements entered into in the ordinary course of business consistent with past practice;

          (iv) solely with respect to the RC International Business or the Owned Real Property, incur or commit to incur any capital expenditures in an individual amount exceeding $20,000 or $100,000 in the aggregate;

          (v) (A) grant to any Employee or independent contractor of the RC International Business or the Cott Business any material increase in cash compensation (except for cost of living increases or contractually mandated increases) or pay any bonus, other than in the ordinary course of business consistent with past practice or (B) grant to any Employee or independent contractor of the RC International Business or the Cott Business any increase in severance or termination pay;

          (vi) transfer or license to any Person or otherwise extend, amend or modify any rights to any material Intellectual Property other than in the ordinary course of business consistent with past practice; or

          (vii) terminate, modify or amend any of the Material Assumed Contracts other than in the ordinary course of business consistent with past practice.

     9.3 REASONABLE BEST EFFORTS. From the date of this Agreement to the Closing Date, Seller and each Buyer shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other in doing, all things reasonably necessary to consummate the transactions contemplated by this Agreement including (i) obtaining the consent of any Governmental Authority or third party required by this Agreement, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that neither Seller nor any Buyer shall be obligated with respect to such efforts (x) to expend any funds except the payment of the fees and expenses of any applicable attorneys, consultants or other advisors retained by it or (y) to take any actions with respect to its business, the RC International Business or the Cott Business which, in its reasonable judgment, is materially adverse, including, but not limited to, agreeing to any modification of a contract term; provided, further, that Buyers shall be deemed to have satisfied their obligations under this Section 9.3 with respect (A) to obtaining the Financing on substantially the terms and conditions of the Commitment Letter if they and their Affiliates have complied with all their respective material obligations contained in the Commitment Letter and (B) to obtaining the Financing on terms substantially similar to those contained in the Commitment Letter if they and their Affiliates use all commercially reasonable efforts to obtain the Financing on terms substantially similar to those contained in the Commitment Letter from any other lender reasonably acceptable to Cott and have complied with all their respective material obligations, if any, of such new commitment letter; provided, however, Buyers shall not be obligated with respect to such efforts
(i) to expend any funds except the payment of the fees and expenses of any applicable attorneys, consultants or other advisors (including such lender) retained by them or (ii) to take any actions with respect to its business which, in its reasonable judgment, is materially adverse, including, but not limited to, agreeing to any modification of a contract term.

     9.4 PUBLIC ANNOUNCEMENTS. All press releases and other public disclosure concerning the transactions contemplated hereby from and after the date hereof will be subject to review and approval by Seller and Cott, such approval not to be unreasonably withheld, provided that to the extent a party shall be required to make an announcement pursuant to the Laws of its home jurisdiction or any jurisdiction in which any of its securities are publicly traded or the rules of any stock exchange upon which its securities are listed or any registered securities quotation system on which such securities are traded or pursuant to judicial or administrative process, such party shall provide a copy of any such announcement to the other party prior to such announcement but shall not be obligated to obtain the consent of the other party prior to making such announcement; and provided, further, that Seller may disclose the transactions contemplated hereby to (a) The Coca-Cola Company (so long as The Coca-Cola Company has been previously advised of the terms of this Section 9.4 applicable to Seller and has agreed in writing to be bound by them and has entered into an agreement with Seller having restrictions substantially similar to those applicable to Cott in the Confidentiality Agreement regarding its disclosure of the information provided by Seller) and (b) upon prior notice to and consultation with Cott as to the general terms of such disclosure, any employee employed in the RC International Business or at the Owned Real Property.

     9.5 BUYERS. Cott shall cause each entity designated in accordance with
Section 12.8(a) to execute and deliver a joinder agreement to this Agreement agreeing to be bound by the terms and conditions of this Agreement in the capacity as a "Buyer" hereunder, effective as of the date of such joinder agreement, and, on the Closing Date, to make all of the representations and warranties contained in Article VII to Seller.

     9.6 REMEDIATION AGREEMENT. No later than five days immediately following the date hereof, Seller and Cott shall execute and deliver a Remediation Agreement (the "Remediation Agreement") containing the terms and conditions of
Exhibit I attached hereto and such other terms and conditions as the parties determine to be mutually acceptable (both acting reasonably and in good faith) and which are not inconsistent with Exhibit I.

                                    ARTICLE X

                                   TERMINATION

     10.1 TERMINATION. This Agreement may be terminated at any time prior to the
Closing:

     (a) by the mutual written consent of Cott and Seller;

     (b) by either Cott or Seller, if the Closing shall not have occurred by the two-month anniversary of the date of this Agreement, provided that if the Closing has not occurred as a result of a failure of a party to fulfill any of the conditions of Closing provided herein, other than with respect to the Financing, that is within the reasonable control of such party to fulfill, then such party (or, in the case of Cott, any other Buyer) shall not be entitled to exercise such right of termination;

     (c) by either Seller or Cott, upon notification to the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts (other than with respect to the Financing) if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party;

     (d) by Cott, if the Closing shall not have occurred by the two-month anniversary of the date of this Agreement solely and exclusively on account of the failure to fulfill the condition of closing set forth in Section 3.4(j);

     (e) by Seller, at any time prior to the Closing but no later than five (5) Business Days immediately following Seller's receipt of the Phase II, if the Phase II shall have been received and the Environmental Remedial Costs are in excess of $3 million; or

     (f) by Cott, at any time prior to the Closing but no later than five (5) Business Days immediately following Cott's receipt of the Phase II, if the Phase II shall have been received and the Environmental Remedial Costs are in excess of $20 million.

     10.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 10.1(a), (e) or (f), this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto except for the provisions of *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] and 11.9 and as will be provided pursuant to the Remediation Agreement. In the event of any other termination, the parties shall retain any and all rights, claims or causes of action in existence at the time of such termination which are based upon or arose incidental to a breach of any covenant, representation or warranty made hereunder.

                                   ARTICLE XI

                                FURTHER COVENANTS

     11.1 CONFIDENTIALITY.

     (a) The terms of the letter agreement dated as of December 18, 2000 (the "Confidentiality Agreement") between Seller and Cott are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the obligations of Buyers under this Section 11.1(a) and the Confidentiality Agreement shall terminate except in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the RC Domestic Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in all respects.

     (b) Except as otherwise provided in Section 11.1(c), from the date hereof and after the Closing, each party hereto will hold, and will cause its Affiliates and their respective representatives to hold, in strict confidence from any Person (other than such party and its directors, officers, employees, authorized agents and advisors, lenders and potential lenders and Affiliates) all documents and information concerning the other party furnished to it by the other party or such other party's representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by the party receiving such documents or information, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (z) acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential or unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby from Governmental Authorities) or by other requirements of Law or rules of applicable stock exchanges, (ii) disclosed in a Litigation brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder or (iii) if such documents and information are Contracts included in the Assets, to the other parties thereto. Should either party be required to disclose any such information in response to a court order or as otherwise required by Law or administrative process, it shall inform the other party in writing of such obligation as soon as possible after it is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be sought by the non-disclosing party. If either party is so obligated to make such a disclosure, it shall only make the disclosure to the extent to which it is so obligated and in a manner which maintains confidentiality to the maximum extent legally permitted, but not further or otherwise. The provisions of this Section 11.1(b) shall survive the Closing.

     (c) From the date hereof and continuing indefinitely after the Closing, each party hereto will keep, and will cause its Affiliates and their respective representatives to keep, confidential, in accordance with at least the same degree of care that it affords its other proprietary information of a similar nature, but in any case no less than a reasonable degree of care and consistent with good industry practice, the Formulas and the Formula Information (and, in each case, any derivations thereof). *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]

     *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]

                  *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]

                  *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]

                  *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]

                  *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]

     *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]

     11.6 EMPLOYEES.

     (a) Cott shall offer employment as of the Closing Date to each Employee listed on Schedule 4.8. Each Employee who accepts Cott's offer of employment is hereinafter referred to as a "Transferred Employee. " From and after the Closing, Cott shall assume responsibility for all salary, severance, bonus obligations and employee benefits (excluding retention bonuses for any Transferred Employee listed on Schedule 4.8) with respect to the Transferred Employees that become payable after the Closing. Seller shall remain responsible for all salary, severance, bonus obligations and employee benefits (including retention bonuses for any Transferred Employees listed on Schedule 4.8) with respect to the Transferred Employees that became payable on or prior to the Closing.

     (b) For the one-year period beginning on the Closing Date and ending on the first anniversary thereof, Cott shall provide each Transferred Employee with salary, severance, bonus and employee benefits that are no less favorable, in the aggregate, than those made available by Seller as of the date hereof to such Transferred Employee. Without limiting the foregoing, Cott shall cause each Transferred Employee (and his or her eligible dependents) to be covered on and following the Closing Date by a group health plan that provides health benefits (within the meaning of Section 5001(b)(1) of the Code) that does not limit or exclude coverage on the basis of any preexisting condition of such Transferred Employee or dependent. To the extent that service is relevant for eligibility and vesting (and with respect to benefit accruals, solely for purposes of calculating entitlement to severance, vacation and sick days) under any retirement plan, employee benefit plan, program or arrangement established or maintained by Cott or any of its Affiliates for the benefit of the Transferred Employees, such plan, program or arrangement shall credit such Transferred Employees (i) for service on or prior to the Closing with Seller or any Affiliate thereof or predecessor of either such entity in the same manner and to the same extent that prior service is credited for service rendered to the Seller and (ii) full credit, for the year in which the Closing Date occurs, with any deductible already incurred by a Transferred Employee under Seller's group health plan and with any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of any group health plan of Cott under which Transferred Employees are covered. Seller shall remain responsible for all claims incurred by Transferred Employees prior to the Closing Date under Seller's group health plans and Cott shall be responsible for all claims incurred on or after the Closing under its group health plans. For purposes of clarity, a claim shall be considered incurred when the treatment for a given condition is provided, and not when the condition arose.

     (c) Cott shall assume responsibility for all payroll obligations (including without limitation the satisfaction of all payroll withholding tax obligations) for the Transferred Employees for all payroll periods ending after the Closing. If the Closing takes place on a day such that a payroll period begins on or prior to the Closing Date and ends after the Closing Date (such payroll period, a "Straddle Period"), then Seller shall promptly reimburse Cott for Seller's proportionate share of the salaries, wages and payroll taxes (reduced by all amounts that Seller or its Affiliates otherwise would have withheld for benefit plan coverages for Seller's portion of such Straddle Period) for the Transferred Employees for such Straddle Period, such proportionality to be determined on the basis of the number of working days occurring from the start of such Straddle Period to and including the Closing Date relative to the total number of working days in such Straddle Period. After Cott has satisfied all such payroll obligations with respect to the Straddle Period, Cott shall notify Seller of the aggregate amount of such payroll obligations. Promptly after its receipt of such notice, Seller shall pay to Cott the amount due to Buyer pursuant to this
Section 11.6(c).

     (d) For purposes of the COBRA health care continuation coverage provisions contained in Section 4980B of the Code and the corresponding provisions of ERISA (the "COBRA Provisions"), the Transferred Employees shall be considered to have separated from service with Seller or its Affiliates on the Closing Date. Following the Closing, Seller or its Affiliates shall timely provide the Transferred Employees with the notice required under the COBRA Provisions for employees who lose group health plan coverage due to a termination of employment. No group health plan maintained by Cott shall constitute a "successor plan" to any group health plan maintained by Seller or its Affiliates and Cott shall not be considered a "successor employer" with respect to the Employees (both within the meaning of the COBRA Provisions). Notwithstanding the foregoing, Cott shall be solely responsible for providing COBRA health care continuation coverage to any Transferred Employees who incur a "qualifying event" (within the meaning of the COBRA Provisions) after the Closing.

     (e) The parties hereto agree that, if requested by Seller within sixty (60) days following the Closing, repayment of outstanding loans under the CBI Holdings Inc. Employees' Savings Incentive Plan ("Seller's 401(k) Plan") shall be facilitated by Cott withholding the appropriate loan repayment amount (which amount shall be timely provided to Cott) from the pay of each Transferred Employee who has a loan outstanding under Seller's 401(k) Plan and transferring, pursuant to instructions provided by Seller, such amount to the administrator or trustee of Seller's 401(k) Plan. Cott shall allow any Transferred Employee who elects to take an eligible rollover distribution from Seller's 401(k) Plan to make a direct rollover contribution to a defined contribution plan maintained by Cott of any promissory note distributed in conjunction with such eligible rollover distribution.

     (f) Seller shall, as soon as reasonably practicable following the date hereof, but in any event not later than ten (10) Business Days prior to the Closing, deliver to Cott the information regarding the Employees that has been reasonably requested by Cott on or prior to the date hereof and not yet delivered by Seller.

     11.7 MAIL AND OTHER COMMUNICATIONS. After the Closing, Seller shall promptly remit to Cott any checks, cash, payments, mail or other communications relating to the RC International Business, the Cott Business, the Assets and the Assumed Liabilities that are received by Seller after the Closing Date, except to the extent the same relates to the Excluded Assets or the Retained Liabilities, with checks, cash and payments being forwarded to Cott's bank account within five (5) Business Days after receipt and mail or other communications being forwarded to Cott within two (2) Business Days after receipt. After the Closing, Buyers shall promptly remit to Seller any checks, cash, payments, mail or other communications relating to the Excluded Assets and the Retained Liabilities that are received by Buyer after the Closing Date, except to the extent the same relates to the Assets or the Assumed Liabilities, with checks, cash and payments being forwarded to Seller's bank account within five (5) Business Days after receipt and mail or other communications being forwarded to Seller within two (2) Business Days after receipt.

     11.8 FURTHER ACTION.

     (a) From and after the Closing Date, each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and to give effect to the transactions contemplated hereby and thereby. Without limiting the foregoing, from and after the Closing, (i) Seller shall do all things necessary, proper or advisable under applicable Laws as reasonably requested by Cott to put the appropriate Buyer in effective possession, ownership and control of the Assets and any other assets or properties of Seller or its Affiliates that relate solely to the operation of the RC International Business or the Cott Business or the Owned Real Property that were not transferred to Buyers hereunder and each Buyer shall cooperate with Seller for that purpose, and Seller shall provide reasonable assistance to the applicable Buyer in securing the transfer or reissuance of permits and certificates of Governmental Authorities reasonably necessary to conduct the RC International Business or the Cott Business, as the case may be, and (ii) Buyers shall do all things necessary, proper or advisable under applicable Laws as reasonably requested by Seller to put Seller (or such other Person as Seller shall indicate) in effective possession, ownership and control of the Excluded Assets and Seller shall cooperate with Buyers for that purpose.

     (b) Subject to Section 11.1(b), Seller shall have the right to retain copies of all books and records of the RC International Business and the Cott Business delivered by Seller to Cott relating to periods ending on or prior to the Closing Date. For a period of ten years from the date hereof, Buyers shall maintain all books and records of the RC International Business and the Cott Business delivered by Seller relating to periods ending on or prior to the Closing Date and shall make them and any other relevant books and records (subject to any confidentiality restrictions imposed on Buyers regarding such materials), and any individuals responsible for the preparation and maintenance of such books and records, available to Seller, subject to Section 11.1(b), as may be requested by Seller from time to time, including, without limitation, in connection with any action, case or proceeding by or against Seller or any of its Affiliates. If, at any time after the Closing, Seller requires a copy of any such book or record, it shall have the right to promptly obtain a copy thereof (at the Seller's cost) from Buyers. Seller shall make all relevant books and records in its possession (subject to any confidentiality restrictions imposed on Seller regarding such materials), and any individuals responsible for the preparation and maintenance of such books and records, available to Buyers, subject to Section 11.1(b), as may be requested by Buyers from time to time, in connection with any action, case or proceeding by or against any Buyer or any Affiliate of any Buyer.

     (c) If, as of the date hereof, any bottle designs are used both in the RC Domestic Business and the RC International Business and are owned by Seller or any Affiliate of Seller, Seller or such Affiliate shall at the Closing grant Cott or the applicable Buyer a perpetual, royalty-free license, freely assignable in connection with a sale of the RC International Business, but with no representations as to the quality of Seller's or such Affiliate's title to such designs, registration of such designs with Governmental Authorities or infringement on the use by it or its infringement of the rights of others with respect to such designs, to use such bottle designs on such additional terms and conditions as the parties shall agree both acting reasonably and in good faith.

     11.9 EXPENSES AND FINDER'S FEES. Seller, on the one hand, and Cott (with respect to all Buyers), on the other hand, shall each bear their own expenses (including without limitation legal fees and expenses, accountants' or financial advisors' fees and expenses and fees due to any broker, investment banker, finder or agent) incurred in connection with the negotiation, execution and performance of this Agreement. Cott shall pay all transfer Taxes or other fees related to the sale of the Assets hereunder and the fees and costs of recording or filing all applicable conveyancing instruments associated with the transfer of the Assets from Seller to Buyers pursuant to this Agreement. Seller and each applicable Buyer shall cooperate in the preparation, execution and filing of all Tax Returns regarding any transfer Taxes which become payable as a result of the transfer of the Assets from Seller to a Buyer pursuant to this Agreement and/or shall cooperate to seek an available exemption from such Taxes.

     11.10 ACCOUNTS RECEIVABLE. No later than the Closing Date, Seller shall provide Cott with a true and complete list of the RC International Accounts Receivable and the Cott Accounts Receivable as of a date no earlier than fifteen calendar days prior to the Closing Date, in each case indicating the name of the payor and the amount outstanding. Within five (5) Business Days immediately following the Closing Date, Seller shall provide Cott with an updated list, as of the Closing Date, of the information specified in the immediately preceding sentence.

     11.11 BULK SALES LAWS. Buyers hereby waive compliance by Seller with the provisions of any bulk sales, bulk transfer or similar Laws.

     *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]

                                   ARTICLE XII

                                     GENERAL

     12.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall having the following meanings:

          "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

          "Agreed Rate" has the meaning set forth in Section 2.3(e).

          "Agreement" has the meaning set forth in the preamble hereto.

          "Allocation Schedule" has the meaning set forth in Section 2.2.

          "Ancillary Agreements" means the Bill of Sale, Assumption Agreement, Copyright Assignment, Trademark Assignment, Termination Agreement, Deed, FIRPTA Certificate, Transitional Services Agreement, Settlement Termination Agreement, License Assignment Agreement and all other certificates or documents to be delivered pursuant to this Agreement.

     "Assets" has the meaning set forth in Section 1.1.

     "Assumed Contracts" means, collectively, the RC International Assumed Contracts and the Cott Assumed Contracts.

     "Assumed Liabilities" has the meaning set forth in Section 1.3(a).

     "Assumption Agreement" has the meaning set forth in Section 3.2(d).

     "Bill of Sale" has the meaning set forth in Section 3.2(c).

     "Branded Carbonated Soft Drink" means a carbonated soft drink that is marketed, distributed and positioned in substantially the same manner as the products produced by the two major cola companies.

     "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

     "Buyer Indemnified Parties" has the meaning set forth in Section 8.2(a).

     "Buyers" means, collectively, Cott, BCB and any entity designated by Cott prior to the Closing to be additional purchasers of any portion of the Assets and to assume any of the Assumed Liabilities in accordance with Section 12.8(a); provided, that nothing in this definition is intended to imply that Cott is or will be the actual purchaser of any of the Assets or that it will assume any of the Assumed Liabilities.

     "Claim Notice" has the meaning set forth in Section 8.4(a).

     "Closing Date" has the meaning set forth in Section 3.1.

     "Closing" has the meaning set forth in Section 3.1.

     "COBRA Provisions" has the meaning set forth in Section 11.6(d).

     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder, each as amended from time to time.

     "Commitment Letter" has the meaning set forth in Section 7.5.

     "Common Inventory" means, collectively, finished concentrates and emulsions and raw and packaging materials and work in process, in each case which are usable in the RC International Business, the RC Domestic Business and the Cott Business (or any combination thereof) and in the possession or control of Seller.

     "Confidentiality Agreement" has the meaning set forth in Section 11.1(a).

     "Contract" means any agreement, lease, evidence of indebtedness, mortgage, indenture, security agreement or other contract, commitment or obligation, in each case, whether written or oral.

     "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The term "Controlled" shall have a correlative meaning.

     "Copyright Assignment" has the meaning set forth in Section 3.2(f).

     "Cott" has the meaning set forth in the preamble hereto.

     "Cott Accounts Receivable" has the meaning set forth in Section 1.1(b)(vi).

     "Cott Additional Formulas" has the meaning set forth in Section 1.1(b)(i)(B)(ii).

     "Cott Agreement" means the letter agreement dated January 28, 1994 between Royal Crown Cola Co. and Cott, as amended or supplemented from time to time, including, without limitation, by two letter agreements dated July 26, 1996 and two letter agreements dated February 11, 1997 and the Assumption Agreement dated January 2, 2000.

     "Cott Assets" has the meaning set forth in Section 1.1(b).

     "Cott Assumed Contracts" has the meaning set forth in Section 1.1(b)(v).

     "Cott Business" has the meaning set forth in the recitals hereto.

     "Cott Cap" has the meaning set forth in Section 8.2(b).

     "Cott Current Concentrates" means the cola and non-cola concentrates, and cola and non-cola emulsions used in the production of concentrates, that are currently supplied by Seller to the Cott Group pursuant to the Cott Agreement.

     "Cott Current Formulas" has the meaning set forth in Section
1.1(b)(i)(B)(i).

     "Cott Employee Plan" means each material "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement or policy maintained by Seller that provides benefits or compensation in respect of any employee currently employed by Seller in the Cott Business.

     "Cott Formula Information" has the meaning set forth in Section
1.1(b)(i)(B).

     "Cott Formulas" has the meaning set forth in Section 1.1(b)(i)(B).

     "Cott Group" means Cott and all of its Affiliates.

     "Cott Intellectual Property" has the meaning set forth in Section
1.1(b)(i).

     "Cott MAE" means any change or effect that, singly or in the aggregate, is materially adverse to the operations and conduct of the Cott Business or the Cott Assets taken as a whole; provided, however, that a Cott MAE shall exclude any change or effect due to (i) general economic or industry-wide conditions in any country in the Territory, (ii) any change resulting from this Agreement or the public announcement thereof or the transactions contemplated hereby or (iii) any condition described in the Disclosure Schedule.

     "Cott Marks" has the meaning set forth in Section 1.1(b)(i)(A).

     "Cott Material Assumed Contracts" has the meaning set forth in Section 6.7.

     "Cott Products" means all private label and Cott Group proprietary label carbonated soft drinks produced, bottled or sold by or on behalf of the Cott Group which are sold to retailers, wholesalers and distributors for re-sale to consumers in bottles, cans or other containers and which are produced from Cott Current Concentrates.

     *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]

     "Cott Settlement Agreement" means the agreement effective November 27, 1996 between CBI Holdings, Inc., Cott and Cott Beverages USA Inc.

     "Cott US Concentrates" means the cola and non-cola concentrates, and cola and non-cola emulsions used in the production of concentrates currently in commercial use solely in connection with the Lutheran License.

     "Cott US Formulas" has the meaning set forth in Section 1.1(b)(i)(B)(iii).

     "Cott USA Trademark License Agreement" means the Trademark License Agreement, dated December 20, 1991, between Cott U.S.A., a division of Cadbury Beverages Inc. (inadvertently shown as being signed by Cott Beverages Inc.) and Canada Dry Bottling Company of New York.

     "Deed" has the meaning set forth in Section 3.2(h).

     "Disclosure Schedule" has the meaning set forth in Section 4.9.

     "Dispute Period" has the meaning set forth in Section 8.4(a).

     "Employees" has the meaning set forth in Section 4.8.

     "Encumbrances" has the meaning set forth in Section 1.1.

     "Environment" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

     "Environmental Claims" means any and all administrative or judicial actions, suits, orders, written claims, liens, written notices, written notices of violations, written complaints, written requests for information or proceedings, in each case whether criminal or civil, pursuant to or relating to any applicable Environmental Law or any common law doctrine relating to the presence of, Release of or exposure to a Hazardous Material by any Person

(including but not limited to any Governmental Authority, private person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any Environmental Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Materials at any location, including but not limited to any location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, storage, treatment, or disposal.

     "Environmental Clean-up Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any alleged violation of any Environmental Law.

     "Environmental Conditions" means those matters or conditions identified in the Phase II that (i) constitute a violation of applicable Environmental Law,
(ii) require remediation under applicable Environmental Law or (iii) require further investigation to determine if such matters or conditions constitute a violation of applicable Environmental Law or require remediation under applicable Environmental Law.

     "Environmental Law" means any and all applicable civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, Environmental Permits, binding policies, binding guidance documents, judgments, decrees or injunctions of any Governmental Authority, relating to the protection of the Environment, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, whether now existing or subsequently amended or enacted, including but not limited to: the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; the Hazardous Material Transportation Act 49 U.S.C. ss. 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. ss. 136 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. ss. 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. ss. 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq.; and the state analogies thereto, including the Georgia Hazardous Sites Response Act, OCGA 12-8-90 et seq., and the Georgia Asbestos Safety Act, OCGA 12-12-1 et seq., all as amended or superseded from time to time.

     "Environmental Permit" means any permits, licenses, approvals, consents or authorizations required by any Governmental Authority under or in connection with any Environmental Law.

     "Environmental Remedial Costs" means the total reasonable estimated costs of remediating or correcting all Environmental Conditions, as determined pursuant to and in accordance with the Remediation Agreement.


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


     "Environmental Retained Liabilities" has the meaning set forth in Section 8.2(a)(i).

     "ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, each as amended from time to time.

     "Excluded Assets" has the meaning set forth in Section 1.2.

     "Final Working Capital Statement" has the meaning set forth in Section 2.3(b) or Section 2.3(c), as applicable.

     "Financing" has the meaning set forth in Section 7.5.

     "FIRPTA Certificate" has the meaning set forth in Section 3.2(i).

     "Formula Information" means the RC International Formula Information and the Cott Formula Information, collectively.

     "Formulas" means the RC International Formulas and the Cott Formulas, collectively.

     "Ft. Lauderdale Lease" means the Commercial Office Sub-Lease, dated as of October 2000, between Arby's, Inc. and RCAC, LLC and Seller, as amended by a Sub-Lease Amendment dated March 19, 2001.

     "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

     "Guaranty" has the meaning set forth in Section 3.2(n).

     "Hazardous Material" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Party" has the meaning set forth in Section 8.4.

     "Indemnifying Party" has the meaning set forth in Section 8.4(a).

     "Indemnity Notice" has the meaning set forth in Section 8.4(b).

     "Independent Accounting Firm" means (a) an independent certified public accounting firm in the United States of international recognition mutually acceptable to Seller and Cott or (b) if Seller and Cott are unable to agree upon such a firm, then each party shall select one such firm as described in (a) and those two firms shall select a third firm, in which event "Independent Accounting Firm" shall mean such third firm.

     "Information Technology" has the meaning set forth in Section 1.2(e).

     "Initial Working Capital Statement" has the meaning set forth in Section 2.3(a).

     "Intellectual Property" means, collectively, the RC International Intellectual Property and the Cott Intellectual Property.

     "Inventory" means the inventory and supplies described in Sections 1.1(a)(iii)(A), (C) and (D) and Section 1.1(b)(iii), exclusive of the inventory and supplies described in Section 1.2(d).

     "Joinder Agreements" has the meaning set forth in Section 3.3(l).

     "Knowledge of Buyers" or any similar phrase means, the knowledge of any of Paul Richardson, Ray Silcock and Mark Halperin, in each case after assuming that such individual has made reasonable inquiry, including of Rick King and Christopher Virostek, as appropriate, in light of the particular circumstances.

     "Knowledge of Seller" or any similar phrase means, in the case of the RC International Business or the Cott Business, the knowledge of any of Hank Udow, Mark Reckitt, Bruce Futterer, Gary Lyons, Jimmy McKinstry and Jack Belsito and, in addition, in the case of the RC International Business, the knowledge of any of Jerry Smith, Don Franza and Jim Johnston, in each case after assuming that such individual has made reasonable inquiry, in light of the particular circumstances.

     "Law" means any United States federal, state or local or any foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

     "License Agreement" has the meaning set forth in Section 3.2(o).

     "License Assignment Agreement" has the meaning set forth in Section 3.2(m).

     "Litigation" has the meaning set forth in Section 4.3.

     "Losses" has the meaning set forth in Section 8.2(a).

     "Lutheran License" means the Cott License Agreement dated as of January 2, 1998 between Dr Pepper/Seven Up, Inc. and Beverage Management Group, Inc., as amended.

     "Marks" means, collectively, the RC International Marks and the Cott Marks.


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


     "Material Assumed Contracts" means the RC International Material Assumed Contracts and the Cott Material Assumed Contracts, collectively.

     "Notice of Disagreement" has the meaning set forth in Section 2.3(b).

     "Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "Owned Real Property" has the meaning set forth in Section 1.1(b)(vii).

     "Permitted Encumbrances" means (i) Encumbrances for inchoate mechanics' and materialmen's liens and inchoate workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of either the RC International Business or the Cott Business, (ii) Encumbrances for Taxes and other liabilities not yet due and payable or being contested in good faith, (iii) Encumbrances with respect to the Owned Real Property set forth on Schedule 12.1 hereto, (iv) imperfections of title the existence of which do not materially detract from the value of, materially interfere with, or otherwise materially adversely affect the use and enjoyment of such property, consistent with past practice, subject thereto or affected thereby, and (v) solely with respect to the Owned Real Property, (A) conditions, easements, rights of way and other similar restrictions that may be shown by a current survey, title report or physical inspection which do not in the reasonable discretion of Cott materially detract from the value of, materially interfere with, or otherwise materially adversely affect the use and enjoyment of the Owned Real Property consistent with past practice, and (B) zoning, building and other similar restrictions imposed by applicable Law.

     "Person" means any natural person, general or limited partnership, corporation, limited liability company, joint venture, joint stock company, trust, firm, association, unincorporated organization or other legal entity.

     "Phase II" means the final written assessment of the Phase II site assessment to be conducted at and in respect of the Owned Real Property pursuant to and in accordance with the Remediation Agreement.

     "Private Label Soft Drinks" means carbonated soft drinks produced for a specific retailer and/or wholesaler or a defined group of retailers and/or wholesalers, bearing a brand name owned by, exclusively licensed to, or otherwise exclusively associated with such retailer and/or wholesaler or group of retailers and/or wholesalers.

     "Purchase Price" has the meaning set forth in Section 2.1.

     "RC Domestic Business" means the business conducted by Seller of manufacturing, marketing and selling, outside the Territory, certain carbonated beverage products under the RC Domestic Marks.

     "RC Domestic Formula Information" has the meaning set forth in Section 1.2(f).

     "RC Domestic Formulas" has the meaning set forth in Section 1.2(f).


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


     "RC Domestic Marks" means the trademarks, trademark rights, trade dress, service marks, service mark rights, brand names, trade names and trade name rights, service names and service name rights and business and product names currently used in the RC Domestic Business or corresponding to the RC International Marks.

     "RC International Accounts Receivable" has the meaning set forth in Section 1.1(a)(vi).

     "RC International Additional Formulas" has the meaning set forth in Section 1.1(a)(i)(F)(iii).

     "RC International Additional Marks" has the meaning set forth in Section 1.1(a)(i)(B).

     "RC International Assets" has the meaning set forth in Section 1.1(a).

     "RC International Assumed Contracts" has the meaning set forth in Section 1.1(a)(v).

     "RC International Branded Concentrates" means the cola and non-cola concentrates, and cola and non-cola emulsions used in the production of concentrates, produced by or on behalf of Seller and currently in commercial use in the RC International Business and sold under the RC International Current Marks.

     "RC International Branded Formulas" has the meaning set forth in Section 1.1(a)(i)(F)(i).

     "RC International Business" has the meaning set forth in the recitals hereto.

     "RC International Cap" has the meaning set forth in Section 8.2(b).

     "RC International Copyrights" has the meaning set forth in Section 1.1(a)(i)(E).

     "RC International Current Marks" has the meaning set forth in Section 1.1(a)(i)(A).

     "RC International Employee Plan" means each material "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement or policy maintained by Seller that provides benefits or compensation in respect of any employee currently employed by Seller in the RC International Business.

     "RC International Formula Information" has the meaning set forth in Section 1.1(a)(i)(F).

     "RC International Formulas" has the meaning set forth in Section 1.1(a)(i)(F).


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


     "RC International Intellectual Property" has the meaning set forth in
Section 1.1(a)(i).

     "RC International MAE" means any change or effect that, singly or in the aggregate, is materially adverse to the operations and conduct of the RC International Business or the RC International Assets taken as a whole; provided, however, that an RC International MAE shall exclude any change or effect due to (i) general economic or industry-wide conditions in any country in the Territory, (ii) any change resulting from this Agreement or the public announcement thereof or the transactions contemplated hereby or (iii) any condition described in the Disclosure Schedule.

     "RC International Material Assumed Contracts" has the meaning set forth in
Section 5.7.

     "RC International Marks" has the meaning set forth in Section 1.1(a)(i)(B).

     "RC International Non-Branded Concentrates" means the cola and non-cola concentrates, and cola and non-cola emulsions used in the production of concentrates, produced by or on behalf of Seller and currently in commercial use in the RC International Business exclusive of the RC International Branded Concentrates.

     "RC International Non-Branded Formulas" has the meaning set forth in
Section 1.1(a)(i)(F)(ii).

     "RC International Restricted Business" has the meaning set forth in Section 11.3(b).

     "Real Property" means any land, building, plant, structure and other improvement, together with all fixtures, systems, facilities equipment and articles of personal property attached or appurtenant to the foregoing and all rights and agreements, easements, covenants, herediments and appurtenances which benefit or pertain to the foregoing.

     "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

     "Remediation Agreement" has the meaning set forth in Section 9.6.

     "Resolution Period" has the meaning set forth in Section 8.4(a)(iii).

     "Retained Liabilities" has the meaning set forth in Section 1.3(b).

     "Seller" has the meaning set forth in the preamble hereto.

     "Seller Indemnified Parties" has the meaning set forth in Section 8.3.

     "Seller's 401(k) Plan" has the meaning set forth in Section 11.6(e).

     "Settlement Termination Agreement" has the meaning set forth in Section 3.2(l).

     "Statement" has the meaning set forth in Section 5.5(a).

     "Straddle Period" has the meaning set forth in Section 11.6(c).

     "Tax Benefit" means any decrease in income Tax liability, or increase in income Tax refund, recognized by the Indemnified Party in connection with the item of Loss giving rise to an indemnification payment, based upon the income Tax rate applicable to the Indemnified Party during the taxable year in which such Loss is recognized, net of any increase in income Tax liability resulting from the indemnification payment to the Indemnified Party with respect to such Loss.

     "Tax Returns" means all returns and reports (including elections, declaration, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

     "Taxes" means all foreign and domestic federal, state, local and other income, sales, use, excise, franchise, business license, withholding, payroll (including federal, state and local unemployment and workers' compensation insurance) and property (real, personal and intangible) taxes or similar assessments and custom duties, and any interest, penalties, fees, assessments and other governmental charges of any kind imposed thereon.

     "Termination Agreement" has the meaning set forth in Section 3.2(g).

     "Territory" means any country or jurisdiction other than the United States of America, Puerto Rico, Canada, Mexico, the U.S. Virgin Islands (Saint Thomas, Saint John and Saint Croix Islands), American Samoa, Baker Islands, Howland Islands, Guam, Jarvis Islands, Johnston Atoll, Kingman Reef, Midway Islands, Northern Mariana Islands, Palmyra Atoll, Wake Islands, French Polynesia, New Caledonia, Wallis, Fortuna and areas under the administration of the United States of America (including military or governmental installations or agencies worldwide).

     "Third Party Claim" has the meaning set forth in Section 8.4(a).

     "Trademark Assignment" has the meaning set forth in Section 3.2(e).

     "Transferred Employees" has the meaning set forth in Section 11.6(a).

     "Transitional Services Agreement" has the meaning set forth in Section 3.2(j).

     "Websites" has the meaning set forth in Section 1.1(a)(i)(C).

     "Working Capital" has the meaning set forth in Section 2.3(a).

     12.2 WAIVER. Any failure of any Buyer to comply with any of its obligations or agreements or to fulfill any conditions herein contained may be waived only by a written waiver from Seller. Any failure of Seller to comply with any of its obligations or agreements or to fulfill any conditions herein contained may be waived only by a written waiver from Cott. Except as otherwise specified herein, no failure by either Seller or any Buyer to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by such party preclude any other or future exercise of that right or any other right hereunder by that party.

     12.3 NOTICES. All notices, requests or other communications required or permitted hereunder shall be given in writing by hand delivery, overnight courier or registered mail or certified mail, return receipt requested, postage prepaid, to the party to receive the same at its respective address set forth below, or at such other address as may from time to time be designated by such party to the other in accordance with this Section 12.3:

          If to Seller, to:         Royal Crown Company, Inc.
                                    c/o Dr Pepper/Seven Up, Inc.
                                    5301 Legacy Drive
                                    Plano, Texas  75024
                                    Attn: Bruce Futterer, Esq.

          with a copy to:           Morgan, Lewis & Bockius LLP
                                    101 Park Avenue
                                    New York, New York  10178-0060
                                    Attn: Charles E. Engros, Jr., Esq.

          If to any Buyer, to:      Cott Corporation
                                    207 Queen's Quay West, Suite 340
                                    Toronto, Ontario M5J 1A7
                                    Canada
                                    Attn: Mark R. Halperin, Esq.

          with a copy to:           Goodmans LLP
                                    250 Yonge Street, Suite 2400
                                    Toronto, Ontario M5B 2M6
                                    Canada
                                    Attn: Stephen Bloom, Esq.

     All such notices and communications hereunder shall be deemed given when received, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authorities or the signed acknowledgment of receipt.

     12.4 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement, other than Persons expressly entitled to indemnification under Article VIII hereof; provided, however, that nothing in this Section 12.4 shall affect any party's obligations under Section 11.4 hereof.

     12.5 HEADINGS. Captions and paragraph headings used herein are for convenience only, are not a part of this Agreement and shall not be used in construing it.


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


     12.6 ENTIRE AGREEMENT. The making, execution and delivery of this Agreement by the parties has been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement, together with the schedules, other agreements and documents referred to herein, embodies the entire understanding of the parties and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, except as specifically referenced herein. This Agreement may be amended or modified only by a written instrument signed by Seller and Cott. This Agreement supersedes and terminates all prior discussions, negotiations, understandings, arrangements and agreements between the parties relating to the subject matter hereof.

     12.7 SEVERABILITY. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement.

     12.8 ASSIGNABILITY.

     (a) Prior to the Closing, none of the parties hereto may assign this Agreement; provided, however, that, subject to Section 9.5, upon written notice to Seller given no later than ten (10) Business Days prior to the Closing, and with the prior written consent of Seller which will not be unreasonably withheld or delayed, Buyers may assign their right to acquire any portion of the Assets and their obligations to assume any portion of the Assumed Liabilities to one or more direct or indirect wholly-owned subsidiaries of Cott.

     (b) After the Closing, neither Seller nor Cott nor the other Buyers hereto may assign this Agreement without the prior written consent of Cott, in the case of an assignment by Seller, and Seller, in the case of an assignment by Cott or any Buyer, which consent will not be unreasonably withheld or delayed; provided, however, that the events described in (i)-(iv) below shall be deemed to be a permitted assignment and shall not require consent: (i) a change in control in or a merger by (either as the surviving or non-surviving entity) or sale of all or substantially all of the assets of either Cott or Seller, (ii) either Seller, on the one hand, and Cott and the Buyers, on the other hand, may assign all of its rights hereunder to an institutional lender (meaning a commercial bank, insurance company, reputable commercial lender, investment bank or a trustee for holders of debt securities) in connection with a financing from such institutional lender without the prior written consent of the other, (iii) Seller may assign all of its rights and obligations hereunder to the purchaser of all or substantially all of the assets of the RC Domestic Business without the prior written consent of Cott, *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] and Seller remains jointly and severally liable for its obligations under
Article VIII hereof and (iv) Cott and the applicable Buyer may assign all of its rights and obligations hereunder to the extent that they relate solely to the RC International Assets to the purchaser of all or substantially all of the assets of the RC International Business without the prior written consent of Seller *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] and Cott remains jointly and severally liable for its obligations under Article VIII hereof.



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

     12.9 SUCCESSORS AND ASSIGNS. This Agreement and the provisions thereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     12.10 GOVERNING LAW. The parties hereto have agreed that the validity, construction, operation and effect of any and all of the terms and provisions of this Agreement shall be determined and enforced in accordance with the substantive laws of the State of New York without giving effect to principles of conflicts of law thereunder.

     12.11 COUNTERPARTS. This Agreement may be executed in any number of duplicate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     12.12 CONSENT TO JURISDICTION. Each party hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of any Federal Court sitting in New York County of the State of New York in any suit, action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment rendered in any such suit, action or proceeding, (ii) waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court, including any claim that any such suit, action or proceeding has been brought in an inconvenient forum and (iii) waives all rights to a trial by jury in any such suit, action or proceeding. Any and all service of process and any other notice and any such action or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as provided herein. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law.

                           [Signature page to follow]

     IN WITNESS WHEREOF, the parties have duly signed this Agreement as of the date first written above.


                                           ROYAL CROWN COMPANY, INC.

                                               /s/ Gary D. Lyons
                                           By:_________________________________
                                              Name:
                                              Title: V.P.


                                           COTT CORPORATION

                                               /s/ Mark Halperin
                                           By:_________________________________
                                              Name: M. Halperin
                                              Title: SVP, Legal Counsel & Secty


                                           BCB USA CORP.

                                               /s/ Mark Halperin
                                           By:_________________________________
                                              Name: M. Halperin
                                              Title: SVP & Secretary